Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158111

GRUBB & ELLIS HEALTHCARE REIT II, INC.

SUPPLEMENT NO. 10 DATED MARCH 1, 2011
TO THE PROSPECTUS DATED MAY 5, 2010

This document supplements, and should be read in conjunction with, our prospectus dated May 5, 2010 relating to our offering of 330,000,000 shares of our common stock. This Supplement No. 10 supersedes and replaces all prior supplements to the prospectus. Unless otherwise defined in this Supplement No. 10, capitalized terms used have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 10 is to disclose:

•	the registration of our public offering in Pennsylvania, satisfaction of our minimum offering in Pennsylvania and status of our public offering;

•	investment limitations for residents of Pennsylvania;

•	our acquisitions as of February 18, 2011;

•	updates to the “Prospectus Summary — Our Board of Directors and Executive Officers” and “Management of Our Company” sections of our prospectus;

•	the declaration of distributions to our stockholders;

•	additional risk factors;

•	the elimination of any compensation or remuneration to our advisor or any of its affiliates in connection with any internalization of management functions, as set forth in our amended and restated advisory agreement;

•	updates to the “Selected Financial Data” section of our prospectus;

•	updates to the “Our Performance” section of our prospectus;

•	our entry into loan agreements with Wells Fargo Bank, N.A., Bank of America, N.A., KeyBank National Association, Sun Life Assurance Company of Canada, American Momentum Bank and U.S. Bank National Association;

•	updates to the “Compensation Table — Compensation Paid to Our Advisor” section of our prospectus;

•	updates to the “Experts” section of our prospectus;

•	updates to the “Incorporation of Certain Information by Reference” section of our prospectus; and

•	a revised form of our Subscription Agreement, as disclosed in Exhibit B.

Registration of our Public Offering in Pennsylvania, Satisfaction of our Minimum
Offering in Pennsylvania and Status of our Public Offering

We commenced our initial public offering of shares of our common stock on August 24, 2009, and our initial public offering was declared effective in the state of Pennsylvania on November 16, 2010. However, until subscriptions aggregating at least $164,250,000 were received and accepted by us, subscription proceeds from Pennsylvania residents were required to be placed in escrow. The conditions of our minimum offering in Pennsylvania were satisfied on January 21, 2011, and as of such date, we were able to admit Pennsylvania subscribers as stockholders.

As of February 18, 2011, we had received and accepted subscriptions in our offering for 18,049,641 shares of our common stock, or approximately $180,069,000, excluding shares of our common stock issued pursuant to our distribution reinvestment plan, or DRIP. As of February 18, 2011, 281,950,359 shares remained available for sale to the public pursuant to our offering, excluding shares available pursuant to our DRIP. We will sell shares of our common stock in our offering until the earlier of August 24, 2011, unless extended by our board of directors for an additional year or as otherwise permitted under applicable law, or the date on which the maximum offering amount has been sold.

Investment Limitations for Residents of Pennsylvania

The following information should be read in conjunction with the discussion contained in the “Suitability Standards — General” section beginning on page i of the prospectus:

Pennsylvania investors may not invest more than 10.0% of that investor’s net worth (excluding the value of an investor’s home, furnishings and automobiles) in shares of our common stock pursuant to this offering.

Acquisitions

The second paragraph of the “Prospectus Summary — Description of Investments” section beginning on page 6 of the prospectus, the “Investment Objectives, Strategy and Criteria — Real Estate Acquisitions — Acquired Properties” section beginning on page 81 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Acquired Properties

As of February 18, 2011, we made the following 14 acquisitions, comprising an aggregate of 903,000 square feet of gross leasable area, or GLA, for an aggregate purchase price of $205,865,000, in various states:

						Contract
	Ownership	Type of	GLA		Purchase	Purchase	Mortgage	Interest	Maturity	Property
Property Name	Interest	Property	(Sq Ft)	Occupancy	Date	Price	Debt(1)	Rate(1)	Date	Taxes(2)		Location

Lacombe Medical Office Building	100%	Medical Office	34,000	100%	3/5/10	$6,970,000	$—	—%	—	$119,000		Lacombe, LA

Center for Neurosurgery and Spine	100%	Medical Office	37,000	100%	3/31/10	6,500,000	3,166,000	1.36%	8/15/2021	193,000		Sartell, MN

Parkway Medical Center	100%	Medical Office	88,000	87.1%	4/12/10	10,900,000	—	—%	—	167,000		Beachwood, OH

Highlands Ranch Medical Pavilion	100%	Medical Office	37,000	100%	4/30/10	8,400,000	4,376,000	5.88%	11/11/2012	130,000		Highlands Ranch, CO

Muskogee Long-Term Acute Care Hospital	100%	Healthcare-Related	37,000	100%	5/27/10	11,000,000	—	—%	—	85,000		Muskogee, OK

		Facility

St. Vincent Medical Office Building	100%	Medical Office	51,000	93.9%	6/25/10	10,100,000	—	—%	—	159,000		Cleveland, OH

Livingston Medical Arts Pavilion	100%	Medical Office	29,000	100%	6/28/10	6,350,000	—	—%	—	66,000		Livingston, TX

Pocatello East Medical Office Building	98.75%	Medical Office	76,000	100%	7/27/10	15,800,000	7,956,000	6.00%	10/1/2020	164,000		Pocatello, ID

Monument Long-Term Acute Care Hospital Portfolio	100%	Healthcare-Related	115,000	100%	8/12/10, 8/31/10,	41,695,000	—	—%	—	380,000		Cape Girardeau,

		Facility			10/29/2010 and							Joplin, Columbia, MO

					1/31/11							and Athens, GA

Virginia Skilled Nursing Facility Portfolio	100%	Healthcare-Related	232,000	100%	9/16/10	45,000,000	26,810,000	5.50%	3/14/2012	211,000		Charlottesville, Bastian,

		Facility										Lebanon, Fincastle,

												Low Moor, Midlothian,

												and Hot Springs, VA

Sylva Medical Office Building	100%	Medical Office	45,000	100%	11/15/10	11,400,000	—	—%	—	—	(3)	Sylva, NC

Surgical Hospital of Humble	100%	Healthcare-Related	30,000	100%	12/10/10	13,100,000	8,500,000	5.75%	12/9/2011	42,000		Humble, TX

		Facility

Lawton Medical Office Building Portfolio	100%	Medical Office	62,000	100%	12/22/10	11,550,000	7,286,000	3.16%	1/1/2016	210,000		Lawton, OK

Ennis Medical Office Building	100%	Medical Office	30,000	94.8%	12/22/10	7,100,000	—	—%	—	79,000		Ennis, TX

Total/weighted average			903,000	98.2%		$205,865,000	$58,094,000			$2,005,000

(1)	Represents the mortgage balance and interest rate as of January 31, 2011. As of January 31, 2011, we had two fixed rate and four variable rate mortgage loans with effective interest rates ranging from 1.36% to 6.00% per annum and a weighted average effective interest rate of 5.11% per annum. In addition, we had two fixed rate interest rate swaps at 6.00% and 4.41% per annum, thereby fixing our interest rates on two of our variable rate mortgage loan payables. Most of the mortgage loan payables and interest rate swaps may be prepaid but in some cases subject to a prepayment premium. In the event of prepayment, the amount of the prepayment premium will be paid according to the terms of the applicable loan documents. See the “Entry into Loan Agreements” section of this supplement to our prospectus.

(2)	Represents the real estate taxes on the property for 2010.

(3)	The real estate taxes for Sylva Medical Office Building were nominal since the construction of the building was not completed until early 2010, with occupancy commencing in July 2010.

The table below represents the number and percentage of aggregate purchase price of our properties by state as of February 18, 2011:

	Properties Owned
		As a Percentage
		of Aggregate
State	Number	Purchase Price

Virginia	1	21.9%
Multi-State(1)	1	20.1
Texas	3	12.9
Oklahoma	2	11.0
Ohio	2	10.2
Idaho	1	7.7
North Carolina	1	5.5
Colorado	1	4.1
Louisiana	1	3.4
Minnesota	1	3.2

Total	14	100%

(1)	Monument Long-Term Acute Care Hospital Portfolio has three facilities located in Missouri and one in Georgia.

The table below describes the types of real estate operating properties we owned as of February 18, 2011:

	Number
	of Properties	GLA (Sq Ft)

Medical Office Building	10	489,000
Healthcare-Related Facility	4	414,000

	14	903,000

The table below describes the average occupancy rate and the average effective annual rental rate per square foot of our properties owned as of February 18, 2011 for each of the four years ended December 31, 2009 and as of December 31, 2010:

	2006	2007	2008	2009	2010

Occupancy Rate
Lacombe Medical Office Building	100%	100%	100%	100%	100%
Center for Neurosurgery and Spine(1)	73.0%	100%	100%	100%	100%
Parkway Medical Center	66.0%	72.0%	77.0%	79.0%	88.0%
Highlands Ranch Medical Pavilion	100%	86.0%	94.0%	94.0%	100%
Muskogee Long-Term Acute Care Hospital(2)	9.0%	100%	100%	100%	100%
St. Vincent Medical Office Building(3)	N/A	92.0%	88.0%	89.0%	93.9%
Livingston Medical Arts Pavilion(4)	N/A	17.0%	100%	100%	100%
Pocatello East Medical Office Building(5)	N/A	4.0%	100%	100%	100%
Monument Long-Term Acute Care Hospital Portfolio(6)	91.7%	87.5%	81.0%	82.1%	100%
Virginia Skilled Nursing Facility Portfolio	100%	100%	100%	100%	100%
Sylva Medical Office Building(7)	N/A	N/A	N/A	N/A	100%
Surgical Hospital of Humble(8)	N/A	N/A	N/A	N/A	100%
Lawton Medical Office Building Portfolio(9)	N/A	N/A	56.8%	100%	100%
Ennis Medical Office Building(10)	N/A	N/A	N/A	52.9%	94.8%

Average Effective Annual Rental Rate per Square Foot
Lacombe Medical Office Building	$16.01	$16.33	$16.65	$15.78	$14.69
Center for Neurosurgery and Spine(1)	$15.22	$19.54	$16.30	$15.37	$15.37
Parkway Medical Center	$18.79	$19.00	$19.43	$20.38	$20.70
Highlands Ranch Medical Pavilion	$20.15	$20.41	$19.98	$20.40	$20.06
Muskogee Long-Term Acute Care Hospital(2)	$2.37	$26.61	$26.61	$26.61	$26.61
St. Vincent Medical Office Building(3)	N/A	$23.89	$27.06	$28.45	$27.19
Livingston Medical Arts Pavilion(4)	N/A	$2.89	$17.43	$18.62	$20.04
Pocatello East Medical Office Building(5)	N/A	$0.64	$15.51	$16.64	$17.12
Monument Long-Term Acute Care Hospital Portfolio(6)	$21.12	$21.77	$21.69	$23.34	$31.45
Virginia Skilled Nursing Facility Portfolio	$15.82	$16.18	$18.17	$18.28	$18.47
Sylva Medical Office Building(7)	N/A	N/A	N/A	N/A	$20.55
Surgical Hospital of Humble(8)	N/A	N/A	N/A	N/A	$39.18
Lawton Medical Office Building Portfolio(9)	N/A	N/A	$5.57	$13.07	$15.03
Ennis Medical Office Building(10)	N/A	N/A	N/A	$11.36	$21.15

(1)	Tenants were charged gross rents during the first two years of their respective leases; beginning in year three, rents decreased and converted to triple net.

(2)	Property is a single-tenant asset. The lease did not commence until November 29, 2006.

(3)	The average occupancy rate and the average effective annual rental rate per square foot data for this property is available beginning March 2007, which is the time Vincent MBL Investors, LLC (the seller) took possession of the property.

(4)	The building was completed on November 1, 2007.

(5)	The building was completed on December 15, 2007.

(6)	Construction of the Cape property, the Joplin property, the Athens property and the Columbia property were completed in 2006, 2007, 2008 and 2009, respectively, with the sole tenant occupying 100% of the properties’ GLA on February 1, 2006, April 1, 2007, July 1, 2008 and September 1, 2009, respectively.

(7)	The property was built in 2010 and its sole tenant commenced occupancy on July 9, 2010.

(8)	The property underwent a complete renovation which was finalized in 2010 in order to operate as a surgical facility. The sole tenant commenced occupancy of the facility in July of 2010.

(9)	A complete renovation of one building was finished in January 2008 and was not occupied from 2005 to 2007. The second building was built in 2008.

(10)	Construction of the building was completed in 2008 and occupancy of the property commenced in February 2009.

As of January 31, 2011, the following tenants accounted for 10.0% or more of the GLA at our individual real estate properties:

	Effective Annual
	Rental Rate Per	GLA	Lease	Renewal
Tenant	Square Foot	(Sq Ft)	Expiration	Options	Principal Nature of the Businesses

Lacombe Medical Office Building
Smith, Patel & Amkieh, LLC	$12.22	18,000	May 2019	None	Heart and Vascular Clinic
Louisiana Heart Hospital, LLC	$17.46	7,000	May 2014	None	Cardiovascular Services
Specialty Leasing, LLC	$17.46	4,000	May 2011	1 Five-Year Term	Cardiovascular Services
Center for Neurosurgery and Spine
Central Minnesota Neurosciences	$15.37	9,000	February 2016	1 Ten-Year Term	Neurosurgery and Physiatry Services
Center for Pain Management	$15.37	8,000	May 2016	1 Ten-Year Term	Anesthesiology and Pain Management
Central Minnesota Center for Diagnostic Imaging	$15.37	8,000	March 2016	1 Ten-Year Term	Diagnostic Imaging
Tomark Physicians	$15.37	6,000	March 2016	1 Ten-Year Term	Occupational and Physical Therapy
Parkway Medical Center
University Hospitals of Cleveland	$23.81	12,000	June 2019	None	Hospital
Highlands Ranch Medical Pavilion
Arapahoe Park Pediatrics, P.C.	$23.52	4,000	August 2012	None	Pediatric Clinic
Medical Imaging of Colorado, LLC	$22.75	4,000	September 2012	1 Five-Year Term	Diagnostic Imaging
National Jewish Medical and Research Center	$21.00	5,000	February 2013	None	Pulmonary, Cardiac and Immune Medicine
Belleview Family Medicine, P.C.	$22.26	6,000	January 2014	None	Family Practice Clinic
Compass Colorado Health Care System, Inc.	$19.75	4,000	March 2015	None	Behavioral Health Clinic
Muskogee Long-Term Acute Care Hospital
Solara Hospital Muskogee, LLC	$26.61	37,000	November 2021	2 Five-Year Terms	Hospital
St. Vincent Medical Office Building
St. Vincent Charity Medical Center	$26.50	10,000	February 2015	6 Five-Year Terms	General Care Medical Services
St. Vincent Charity Medical Center	$28.00	5,000	June 2011	1 Five-Year Term	General Care Medical Services
St. Vincent Charity Medical Center	$26.00	4,000	February 2012	1 Five-Year Term	General Care Medical Services
St. Vincent Charity Medical Center	$26.50	1,000	December 2011	1 Five-Year Term	General Care Medical Services
St. Vincent Charity Medical Center	$28.00	7,000	June 2016	N/A	General Care Medical Services
St. Vincent Charity Medical Center	$25.00	2,000	April 2011	1 Five-Year Term	General Care Medical Services
St. Vincent Charity Medical Center	$38.08	4,000	March 2013	6 Five-Year Terms	General Care Medical Services
Dr. Marc Abrams, M.D.	$26.50	5,000	May 2011	1 Five-Year Term	Ophthalmology Clinic
Livingston Medical Arts Pavilion
Memorial Health System of East Texas	$22.35	9,000	October 2019	N/A	Hospital
Memorial Health System of East Texas	$18.49	8,000	October 2012	N/A	Hospital
Memorial Health System of East Texas	$21.06	4,000	August 2022	N/A	Hospital
Memorial Health System of East Texas	$21.70	3,000	August 2021	N/A	Hospital
Memorial Health System of East Texas	$21.70	2,000	July 2021	N/A	Hospital
Pocatello East Medical Office Building
Pocatello Hospital, LLC	$18.95	27,000	December 2019	1 Twelve-Year Term	Hospital
Pocatello Hospital, LLC	$15.18	37,000	December 2019	1 Twelve-Year Term	Hospital
Pocatello Health Services, LLC	$21.12	12,000	October 2018	1 Ten-Year Term	Outpatient Clinic
Monument Long-Term Acute Care Hospital Portfolio
Landmark Holdings of Missouri, LLC	$32.11	115,000	January 2026	3 Five-Year Terms	Hospital
Virginia Skilled Nursing Facility Portfolio
The Laurels of Charlottesville, LLC(1)	$18.73	48,000	June 2016	2 Five-Year Terms	Skilled Nursing Facility
Diamond Senior Living, LLC (Successor to Laurel Realty Properties, LLC)(1)	$28.59	40,000	February 2025	2 Five-Year Terms	Skilled Nursing Facility
AFS of Bastian, Inc.(2)	$9.65	31,000	January 2025	2 Ten-Year Terms	Skilled Nursing Facility
AFS of Lebanon, Inc.(2)	$19.22	23,000	January 2025	2 Ten-Year Terms	Skilled Nursing Facility
AFS of Fincastle, Inc.(2)	$14.57	27,000	January 2025	2 Ten-Year Terms	Skilled Nursing Facility
AFS of Hot Springs, Inc.(2)	$12.97	20,000	January 2025	2 Ten-Year Terms	Skilled Nursing Facility
AFS of Low Moor, Inc.(2)	$19.75	43,000	January 2025	2 Ten-Year Terms	Skilled Nursing Facility
Sylva Medical Office Building
Harris Regional Hospital, Inc.	$20.55	45,000	July 2025	2 Fifteen-Year Terms	Hospital
Surgical Hospital of Humble
Humble Surgical Hospital, LLC	$39.18	30,000	July 2025	2 Five-Year Terms	Surgical Hospital
Lawton Medical Office Building Portfolio
Southwestern Medical Center, LLC	$9.38	29,000	January 2023	2 Five-Year Terms	General Care Medical Services
Southwestern Medical Center, LLC	$20.10	33,000	October 2023	2 Five-Year Terms	General Care Medical Services
Ennis Medical Office Building
North Texas Health Alliance, LLP	$24.48	10,000	May 2024	N/A	Multi Specialty Ambulatory Surgery Center
Bluebonnet Medical Care, P.A.	$18.25	7,000	September 2020	1 Five-Year Term	Urgent Care Clinic
Pin Point Management, LLC	$21.81	5,000	November 2014	N/A	Physical Therapy Services
Kevin Williams, M.D. and John Sullivan, M.D.	$18.87	4,000	February 2014	N/A	Orthopedic and General Surgery

(1)	These two tenants are affiliated with Laurel Health Care Company, which is a national provider of skilled nursing, rehabilitation, sub-acute and assisted living services. The two leases are cross-defaulted.

(2)	These five tenants are affiliated with Kissito Healthcare, which is an operator of nine senior facilities in Virginia, Texas and Arizona. The five leases are cross-defaulted.

Currently, we have no plans for any significant renovations, improvements or development with respect to any of our properties over the next few years. We believe that each of our properties is adequately covered by insurance and is suitable for its intended purpose.

Our properties were acquired at the following estimated capitalization rates:

Estimated
Capitalization
Property Name	Rate

Lacombe Medical Office Building	8.48%
Center for Neurosurgery and Spine	8.54%
Parkway Medical Center	8.13%
Highlands Ranch Medical Pavilion	8.49%
Muskogee Long-Term Acute Care Hospital	9.06%
St. Vincent Medical Office Building	8.60%
Livingston Medical Arts Pavilion	8.44%
Pocatello East Medical Office Building	8.39%
Monument Long-Term Acute Care Hospital Portfolio	8.85%
Virginia Skilled Nursing Facility Portfolio	9.66%
Sylva Medical Office Building	8.21%
Surgical Hospital of Humble	9.27%
Lawton Medical Office Building Portfolio	8.14%
Ennis Medical Office Building	8.17%

The estimated capitalization rates are based on each property’s net operating income from the in-place leases for the twelve months after the date of purchase of the respective property, including any contractual rent increases contained in such leases for those twelve months, divided by the purchase price for the respective property, exclusive of any acquisition fees and expenses paid. The capitalization rates do not reflect reserves for replacements.

The following table sets forth the lease expirations of our property portfolio for the next ten years, including the number of tenants whose leases will expire in the applicable year, the total area in square feet covered by such leases and the gross annual rent and percentage of gross annual rent represented by such leases as of February 18, 2011.

		Approximate		% of Gross
		Total Square	Gross Annual	Annual Rent
		Feet of	Rent of	Represented
	No. of Leases	Expiring	Expiring	by Expiring
Year	Expiring	Leases	Leases	Leases

2011	20	38,000	$830,000	3.6%
2012	11	34,000	763,000	3.3
2013	8	19,000	492,000	2.2
2014	13	37,000	762,000	3.3
2015	12	34,000	823,000	3.6
2016	10	99,000	1,936,000	8.5
2017	1	2,000	32,000	0.1
2018	2	15,000	352,000	1.5
2019	6	106,000	2,317,000	10.1
2020	2	10,000	215,000	0.9
2021	3	42,000	1,124,000	4.9
Thereafter	16	451,000	13,230,000	58.0

	104	887,000	$22,876,000	100%

Our medical office buildings and healthcare-related facilities face competition from nearby medical office buildings and healthcare-related facilities that provide comparable services.

Grubb & Ellis Equity Advisors, Property Management, Inc., or GEEA Property Management, an affiliated entity, serves as the property manager for our properties and provides services and receives certain fees and expense reimbursements in connection with the operation and management of our properties. Among other things, GEEA Property Management has the authority to negotiate and enter into leases of our properties on our behalf (in substantial conformance with approved leasing parameters and the operating plan), to incur costs and expenses, to pay property operating costs and expenses from property cash flow or reserves and to require that we provide sufficient funds for the payment of operating expenses. We pay GEEA Property Management 4.0% of the gross monthly cash receipts derived from the operations of all of our properties, except with respect to Muskogee Long-Term Acute Care Hospital, Monument Long-Term Acute Care Hospital Portfolio, Virginia Skilled Nursing Facility Portfolio, Sylva Medical Office Building, Surgical Hospital of Humble and Lawton Medical Office Building Portfolio we pay an oversight fee of 1.0% of the gross monthly cash receipts derived from the operations of the properties. Other affiliates of ours may receive additional fees or other compensation as a result of our property acquisitions in accordance with the compensation provisions described in our prospectus.

Depreciation

The “Investment Objectives, Strategy and Criteria — Depreciation” section on page 83 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

As of February 18, 2011, for federal income tax purposes, our depreciable basis in the properties noted below was approximately $194,178,000 in total. When we calculate depreciation expense for federal tax purposes, we use the modified accelerated cost recovery system method. For federal income tax purposes, we depreciate land improvements and buildings based upon an estimated useful life of 15 and 39 years, respectively. The approximate depreciable basis for federal income tax purposes for each of the properties noted below as of February 18, 2011 was:

Property Name	Depreciable Tax Basis

Lacombe Medical Office Building	$6,672,000
Center for Neurosurgery and Spine	6,414,000
Parkway Medical Center	9,888,000
Highlands Ranch Medical Pavilion	7,487,000
Muskogee Long-Term Acute Care Hospital	10,943,000
St. Vincent Medical Office Building	8,778,000
Livingston Medical Arts Pavilion	6,421,000
Pocatello East Medical Office Building	16,317,000
Monument Long-Term Acute Care Hospital Portfolio	37,712,000
Virginia Skilled Nursing Facility Portfolio	42,267,000
Sylva Medical Office Building	11,061,000
Surgical Hospital of Humble	12,799,000
Lawton Medical Office Building Portfolio	10,563,000
Ennis Medical Office Building	6,856,000

$194,178,000

Management of Our Company

Resignations and Appointments of Certain Officers

The second paragraph of the “Prospectus Summary — Our Board of Directors and Executive Officers” section on page 8 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

We have five executive officers, including Jeffrey T. Hanson, our Chief Executive Officer, Danny Prosky, our President and Chief Operating Officer, Shannon K S Johnson, our Chief Financial Officer, Stefan Oh, our Senior Vice President — Acquisitions, and Cora Lo, our Secretary. Mr. Hanson, Mr. Prosky, Ms. Johnson, Mr. Oh and Ms. Lo are all employees of our sponsor or its affiliate.

The following information should be read in conjunction with the discussion contained in the “Management of Our Company — Directors and Executive Officers” section beginning on page 93 of the prospectus and the “Management of Our Company — Our Advisor” section on page 102 of the prospectus:

Effective as of October 22, 2010, Andrea R. Biller resigned from her positions as (i) our Executive Vice President and Secretary, (ii) General Counsel, Executive Vice President and Secretary of Grubb & Ellis Company, (iii) Executive Vice President and Secretary of Grubb & Ellis Equity Advisors, (iv) Secretary of Grubb & Ellis Securities, Inc. and (v) Executive Vice President of our advisor.

Effective as of November 8, 2010, our board of directors elected Cora Lo to serve as our Secretary, replacing Ms. Biller.

All references in the prospectus to the offices of the aforementioned personnel are hereby supplemented and revised accordingly.

The “Management of Our Company — Grubb & Ellis” section beginning on page 99 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Our sponsor, Grubb & Ellis, is headquartered in Santa Ana, California and is one of the nation’s leading commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis Company, or Grubb & Ellis, offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts, mutual funds and other real estate investment funds.

Grubb & Ellis is listed on the New York Stock Exchange, or NYSE, under the ticker symbol “GBE.”

The following individuals serve as the executive officers of Grubb & Ellis or other Grubb & Ellis affiliated entities, and, as such, perform services for us.

Name	Age*	Position

Thomas D’Arcy	51	Chief Executive Officer, President and Director of Grubb & Ellis; Chairman of Grubb & Ellis Equity Advisors
Michael J. Rispoli	39	Chief Financial Officer and Executive Vice President of Grubb & Ellis; Chief Financial Officer of Grubb & Ellis Equity Advisors
Matthew A. Engel	43	Executive Vice President of Finance of Grubb & Ellis
Jacob Van Berkel	50	Executive Vice President, Chief Operating Officer and President, Real Estate Services, of Grubb & Ellis
Mathieu B. Streiff	35	General Counsel, Executive Vice President and Secretary of Grubb & Ellis
Jeffrey T. Hanson	40	Executive Vice President, Investment Programs, of Grubb & Ellis; President of Grubb & Ellis Equity Advisors; President and Chief Executive Officer of Triple Net Properties Realty, Inc.
Richard Arnitz	46	Chief Executive Officer and President of Grubb & Ellis Securities

*	As of February 18, 2011.

For biographical information regarding Mr. Hanson, see “— Directors and Executive Officers above.” Below is a brief description of the other executive officers of Grubb & Ellis and other Grubb & Ellis affiliated entities identified above.

Thomas D’Arcy has served as the President and Chief Executive Officer and as a director of Grubb & Ellis since November 2009 and as the Chairman of Grubb & Ellis Equity Advisors since January 2010. Since April 2008, Mr. D’Arcy has been the non-executive Chairman of the Board of Directors of NYSE-listed Inland Real Estate Corporation, where he has also been an independent director since April 2005. Mr. D’Arcy has over 20 years of experience acquiring, developing and financing all forms of commercial and residential real estate. He is currently a principal in Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income producing real estate primarily in the New England area. From 2001 to 2003, Mr. D’Arcy was President and Chief Executive Officer of Equity Investment Group, a private real estate company owned by an investor group which included The Government of Singapore, The Carlyle Group and Northwestern Mutual Life Insurance Company. Prior to his tenure with Equity Investment Group, Mr. D’Arcy was the Chairman of the Board of Directors, President and Chief Executive Officer of Bradley Real Estate, Inc., a Boston-based real estate investment trust traded on the NYSE, from 1989 to 2000. Mr. D’Arcy received his B.A. degree in Political Science from Bates College.

Michael J. Rispoli has served as the Chief Financial Officer and Executive Vice President of Grubb & Ellis since August 2010, having served as its Senior Vice President, Strategic Planning and Investor Relations since December 2007 and serving in the same capacity for NNN Realty Advisors from May 2007 to April 2010. Mr. Rispoli has also served as Chief Financial Officer of Grubb & Ellis Equity Advisors since June 2009. In connection with serving in his capacity as the Chief Financial Officer of Grubb & Ellis Realty Investors from October 2008 to April 2010, Mr. Rispoli served as the principal financial officer of NNN 2003 Value Fund, LLC from October 2008 to April 2010 and as principal accounting officer of NNN 2002 Value Fund, LLC from September 2009 to April 2010. From 2000 to May 2007, Mr. Rispoli was executive director and corporate controller of Conexant Systems, Inc., a publicly traded semiconductor company with $1 billion in annual revenue. Mr. Rispoli began his career as manager of audit and business assurance services at PricewaterhouseCoopers LLP in 1993. A certified public accountant in the State of New Jersey (inactive), Mr. Rispoli holds a B.S. degree from Seton Hall University.

Matthew A. Engel has served as the Executive Vice President of Finance of Grubb & Ellis since August 2010, having served as its Interim Chief Financial Officer and Senior Vice President, Accounting and Finance and Chief Accounting Officer since May 2010 and November 2008, respectively. From 2001 to October 2008, Mr. Engel held various finance and accounting positions at H&R Block, Inc., most recently as Senior Vice President and Chief Financial Officer of the Mortgage Services Segment. At H&R Block, Inc., Mr. Engel also held the title of Vice President, Controller of the Mortgage Services Segment and Chief Accounting Officer for the parent company. Prior thereto, Mr. Engel spent eight years, from 1993 to 2001, in various finance and accounting positions at NYSE-listed DST Systems, Inc., a provider of information processing and computer software services and products to financial services companies. Mr. Engel began his career in 1990 in the audit department of PriceWaterhouseCoopers LLP. A certified public accountant in the State of Missouri (inactive), Mr. Engel received a B.A. degree in Accounting from the University of Northern Iowa.

Jacob Van Berkel has served as the Executive Vice President, Chief Operating Officer and President, Real Estate Services of Grubb & Ellis since February 2008, having served as the Executive Vice President, Human Resources and Operations, of Grubb & Ellis since December 2007 and as Senior Vice President, Human Resources, of NNN Realty Advisors since August 2007. Mr. Van Berkel joined NNN Realty Advisors to oversee the integration of Grubb & Ellis and NNN Realty Advisors. From 2002 until he joined NNN Realty Advisors, Mr. Van Berkel served as the Senior Vice President, Human Resources, of CB Richard Ellis. Including his experience at CB Richard Ellis, he has more than 25 years of experience in human resources. Mr. Van Berkel is responsible for the strategic direction of all Grubb & Ellis human resources initiatives, including training, recruiting, employee relations, compensation and benefits. He received a B.S. degree in Business Administration — Finance from San Diego State University.

Mathieu B. Streiff has served as Executive Vice President, Secretary and General Counsel of Grubb & Ellis since October 2010. Mr. Streiff joined Grubb & Ellis Realty Investors, LLC, an indirect wholly-owned subsidiary of Grubb & Ellis, in March 2006 as the firm’s real estate counsel responsible for structuring and negotiating property acquisitions, financings, joint ventures and disposition transactions. He was promoted to chief real estate counsel and senior vice president, investment operations in March 2009. In this role, his responsibility was expanded to include the structuring and strategic management of the company’s securitized real estate investment platforms. Prior to joining Grubb & Ellis, Mr. Streiff was an associate in the real estate department of Latham & Watkins LLP in New York since September 2002. Mr. Streiff received a juris doctorate from Columbia University Law School and a bachelor’s degree from the University of California, Berkeley. He is a member of the New York State Bar Association.

Richard Arnitz has served as the Chief Executive Officer and President of Grubb & Ellis Securities since August 2010, having served as its Executive Vice President of sales since March 2008. Mr. Arnitz joined Grubb & Ellis Securities as Senior Vice President of national accounts in March 2007. Mr. Arnitz has more than 20 years of experience in the financial services industry, having previously served as president of Cole Capital Markets, where he was responsible for the direction of sales, service and marketing from 2005 until March 2007. He also served in multiple capacities with American International Group, Inc. for more than 15 years on both the broker-dealer and product manufacturing sides of the business from 1988 to 2005. Mr. Arnitz received a B.A. degree in Business Administration from Arizona State University.

Declaration of Distributions

The following information should be read in conjunction with the discussion contained in the “Prospectus Summary — Distribution Policy” section beginning on page 14 of the prospectus, the “Our Performance — Information Regarding Our Distributions” section beginning on page 64 of the prospectus and the “Description of Capital Stock — Distribution Policy” section beginning on page 150 of the prospectus:

Effective as of June 25, 2010, our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on July 1, 2010 and ending on September 30, 2010. Effective as of September 22, 2010, our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on October 1, 2010 and ending on December 31, 2010. Effective as of December 15, 2010, our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on January 1, 2011 and ending on March 31, 2011. The distributions were and will be calculated based on 365 days in the calendar year and equal to $0.0017808 per share of common stock, which is equal to an annualized distribution rate of 6.5%, assuming a purchase price of $10.00 per share. These distributions were and will be aggregated and paid in cash or shares of our common stock issued pursuant to the DRIP, or DRIP shares, monthly in arrears. The distributions declared for each record date from the July 2010 through March 2011 periods were or will be paid monthly from August 2010 through April 2011, only from legally available funds.

Risk Factors

The following information should be read in conjunction with the discussion contained in the “Risk Factors — Investment Risks” section beginning on page 19 of the prospectus:

We have experienced losses in the past, and we may experience additional losses in the future.

Historically, we have experienced net losses and we may not be profitable or realize growth in the value of our investments. Many of our losses can be attributed to start-up costs and operating costs incurred prior to purchasing properties or making other investments that generate revenue. Please see the “Selected Financial Data” and the “Our Performance” sections of this prospectus, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our consolidated financial statements and the notes thereto in our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated by reference into this prospectus, for a discussion of our operational history and the factors for our losses.

The “Risk Factors — Risks Related to Our Business — We may not have sufficient cash available from operations to pay distributions, and, therefore, we have paid and may continue to pay distributions from the net proceeds of this offering, from borrowings in anticipation of future cash flows or from other sources, such as our sponsor. Any such distributions may reduce the amount of capital we ultimately invest in assets and negatively impact the value of your investment” section beginning on page 23 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

We may not have sufficient cash available from operations to pay distributions, and, therefore, we have paid and may continue to pay distributions from the net proceeds of our offering, from borrowings in anticipation of future cash flows or from other sources, such as our sponsor. Any such distributions may reduce the amount of capital we ultimately invest in assets and negatively impact the value of our stockholders’ investment.

Distributions payable to our stockholders may include a return of capital, rather than a return on capital. We have not established any limit on the amount of proceeds from our offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences; or (3) jeopardize our ability to qualify or maintain our qualification as a REIT. The actual amount and timing of distributions are determined by our board of directors in its sole discretion and typically will depend on the amount of funds available for distribution, which will depend on items such as our financial condition, current and projected capital expenditure requirements, tax considerations and annual distribution requirements needed to qualify as a REIT. As a result, our distribution rate and payment frequency may vary from time to time. We expect to have little cash flows from operations available for distributions until we make substantial investments. Therefore, we have used, and in the future may use, the net proceeds from our offering, borrowed funds, or other sources, such as our sponsor, to pay cash distributions to our stockholders in order to qualify or maintain our qualification as a real estate investment trust, or REIT, which may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. As a result, the amount of net proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds. Further, if the aggregate amount of cash distributed in any given year exceeds the amount of our current and accumulated earnings and profits, the excess amount will be deemed a return of capital.

Our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on January 1, 2010 and ending on June 30, 2010, as a result of our sponsor, Grubb & Ellis, advising us that it intended to fund these distributions until we acquired our first property. We acquired our first property, Lacombe Medical Office Building, on March 5, 2010. Our sponsor did not receive any additional shares of our common stock or other consideration for funding these distributions, and we will not repay the funds provided by our sponsor for these distributions. Our sponsor is not obligated to contribute monies to fund any subsequent distributions. Subsequently, our board of directors authorized, on a quarterly basis, a daily distribution to our stockholders of record as of the close of business on each day of the quarterly periods commencing on July 1, 2010 and ending on March 31, 2011. The distributions declared for each record date from the July 2010 through March 2011 periods were or will be paid monthly from August 2010 through April 2011, only from legally available funds.

The distributions were and will be calculated based on 365 days in the calendar year and are equal to $0.0017808 per day per share of common stock, which is equal to an annualized distribution rate of 6.5%, assuming a purchase price of $10.00 per share. These distributions were and will be aggregated and paid in cash or DRIP shares monthly in arrears. We can provide no assurance that we will be able to continue this distribution rate or pay any subsequent distributions to our stockholders.

For the nine months ended September 30, 2010, we paid distributions of $2,238,000 ($1,146,000 in cash and $1,092,000 in shares of our common stock pursuant to the DRIP), none of which were paid from cash flows from operations of $(3,480,000). $259,000, or 11.6% of the distributions, were paid using funds from our sponsor. The distributions in excess of our cash flows from operations and funds from our sponsor were paid from offering proceeds. Under accounting principles generally accepted in the United States of America, or GAAP, acquisition related expenses are expensed and therefore subtracted from cash flows from operations. However, these expenses are paid from offering proceeds. Cash flows from operations of $(3,480,000) adding back acquisition related expenses of $5,179,000 for the nine months ended September 30, 2010 are $1,699,000, or 75.9% of distributions paid.

For a further discussion of distributions, see “Our Performance — Information Regarding Our Distributions.”

As of September 30, 2010, we had an amount payable of $185,000 to our advisor or its affiliates for operating expenses, acquisition related expenses, asset and property management fees, lease commissions and on-site personnel and engineering payroll, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of September 30, 2010, no amounts due to our advisor or its affiliates have been deferred, waived or forgiven. Our advisor and its affiliates have no obligations to defer, waive or forgive amounts due to them. In the future, if our advisor or its affiliates do not defer, waive or forgive amounts due to them, this would negatively affect our cash flows from operations, which could result in us paying distributions, or a portion thereof, with net proceeds from our offering, funds from our sponsor or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

For the nine months ended September 30, 2010, our funds from operations, or FFO, was $(4,073,000). For the nine months ended September 30, 2010, we paid distributions of $259,000, or 11.6%, using funds from our sponsor and $1,979,000, or 88.4%, from proceeds from our offering. The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. For a further discussion of FFO, see “Our Performance — Funds from Operations and Modified Funds from Operations.”

Amended and Restated Advisory Agreement — Elimination of Compensation or Remuneration to Our
Advisor in Connection with any Internalization of Management Functions

On June 1, 2010, we entered into an amended and restated advisory agreement with our advisor. The principal purpose of the amendment is to eliminate any compensation or remuneration payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (acquisition of management functions from our advisor) in the future. All references to our advisory agreement in the prospectus are supplemented to refer to our amended and restated advisory agreement. In addition, our prospectus is specifically supplemented as set forth below.

The “Risk Factors — Investment Risks — Our advisor may be entitled to receive significant compensation in the event of our liquidation or in connection with a termination of the advisory agreement” section beginning on page 21 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Our advisor may be entitled to receive significant compensation in the event of our liquidation or in connection with a termination of the advisory agreement.

We are externally advised by our advisor pursuant to an advisory agreement between us and our advisor that has a one-year term that expires June 1, 2011 and is subject to successive one-year renewals upon the mutual consent of the parties. In the event of a partial or full liquidation of our assets, our advisor will be entitled to receive an incentive distribution equal to 15.0% of the net proceeds of the liquidation, after we have received and paid to our stockholders the sum of the gross proceeds from the sale of shares of our common stock and any shortfall in an annual 8.0% cumulative, non-compounded return to stockholders in the aggregate. In the event of a termination of the advisory agreement in connection with the listing of our common stock, the advisory agreement provides that our advisor will receive an incentive distribution equal to 15.0% of the amount, if any, by which (1) the market value of our outstanding common stock plus distributions paid by us prior to listing, exceeds (2) the sum of the gross proceeds from the sale of shares of our common stock plus an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock. Upon our advisor’s receipt of the incentive distribution upon listing, our advisor’s limited partnership units will be redeemed and our advisor will not be entitled to receive any further incentive distributions upon sales of our properties. Further, in connection with the termination of the advisory agreement other than due to a listing of the shares of our common stock on a national securities exchange, our advisor shall be entitled to receive a distribution equal to the amount that would be payable as an incentive distribution upon sales of properties, which equals 15.0% of the net proceeds if we liquidated all of our assets at fair market value, after we have received and paid to our stockholders the sum of the gross proceeds from the sale of shares of our common stock and any shortfall in the annual 8.0% cumulative, non-compounded return to our stockholders in the aggregate. Upon our advisor’s receipt of this distribution, our advisor’s limited partnership units will be redeemed and our advisor will not be entitled to receive any further incentive distributions upon sales of our properties. Any amounts to be paid to our advisor in connection with the termination of the advisory agreement cannot be determined at the present time, but such amounts, if paid, will reduce cash available for distribution to you.

The “Risk Factors — Risks Related to Our Business — Our advisor may terminate the advisory agreement, which could require us to pay substantial fees and may require us to find a new advisor” section beginning on page 29 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Our advisor may terminate the advisory agreement, which could require us to pay substantial fees and may require us to find a new advisor.

Either we or our advisor can terminate the advisory agreement upon 60 days written notice to the other party. However, if the advisory agreement is terminated in connection with the listing of shares of our common stock on a national securities exchange, our advisor will receive an incentive distribution equal to 15.0% of the amount, if any, by which (1) the market value of the outstanding shares of our common stock plus distributions paid by us prior to listing, exceeds (2) the sum of the gross proceeds from the sale of shares of our common stock plus an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock. Upon our advisor’s receipt of the incentive distribution upon listing, our advisor’s limited partnership units will be redeemed and our advisor will not be entitled to receive any further incentive distributions upon sales of our properties. Further, in connection with the termination of the advisory agreement other than due to a listing of the shares of our common stock on a national securities exchange, our advisor shall be entitled to receive a distribution equal to the amount that would be payable to our advisor pursuant to the incentive distribution upon sales if we liquidated all of our assets for their fair market value. Upon our advisor’s receipt of this distribution, our advisor’s limited partnership units will be redeemed and our advisor will not be entitled to receive any further incentive distributions upon sales of our properties. Any amounts to be paid to our advisor upon termination of the advisory agreement cannot be determined at the present time.

If our advisor was to terminate the advisory agreement, we would need to find another advisor to provide us with day-to-day management services or have employees to provide these services directly to us. There can be no assurances that we would be able to find a new advisor or employees or enter into agreements for such services on acceptable terms.

The “Risk Factors — Risks Related to Our Business — If we internalize our management functions, your interest in us could be diluted, and we could incur other significant costs associated with being self-managed” section beginning on page 30 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

If we internalize our management functions, we could incur significant costs associated with being self-managed.

Our strategy may involve internalizing our management functions. If we internalize our management functions, we would no longer bear the costs of the various fees and expenses we expect to pay to our advisor under the advisory agreement; however our direct expenses would include general and administrative costs, including legal, accounting, and other expenses related to corporate governance, U.S. Securities and Exchange Commission, or SEC, reporting and compliance. We would also incur the compensation and benefits costs of our officers and other employees and consultants that are now paid by our advisor or its affiliates. In addition, we may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations, or FFO, and may further dilute your investment. We cannot reasonably estimate the amount of fees to our advisor we would save and the costs we would incur if we became self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we no longer pay to our advisor, our net income per share and FFO per share may be lower as a result of the internalization than they otherwise would have been, potentially decreasing the amount of funds available to distribute to you.

As currently organized, we do not directly have any employees. If we elect to internalize our operations, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as worker’s disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. Upon any internalization of our advisor, certain key personnel of our advisor may not be employed by us, but instead may remain employees of our sponsor or its affiliates.

If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. They have a great deal of know-how and can experience economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could, therefore, result in our incurring additional costs and/or experiencing deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our properties.

The following information should be read in conjunction with the disclosure contained in the “Management of Our Company — The Advisory Agreement” section beginning on page 102 of the prospectus:

Under our advisory agreement, we and our operating partnership will not pay any compensation or other remuneration to our advisor in connection with an internalization transaction.

The following information should be read in conjunction with the disclosure contained in the “Certain Provisions of Maryland Law and of Our Charter and Bylaws” section beginning on page 158 of the prospectus:

Internalization Transaction

Our board of directors has resolved that it will submit to the vote of our stockholders, at the 2011 annual meeting of stockholders, a proposal to amend our charter to eliminate any compensation or remuneration to our advisor in connection with an internalization transaction (acquisition of management functions from the advisor).

Selected Financial Data

The following information should be read in conjunction with the disclosure contained in the “Selected Financial Data” section on page 62 of the prospectus:

The following selected financial data as of December 31, 2009 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009 is derived from our audited consolidated financial statements. The selected financial data as of September 30, 2010 and for the nine months ended September 30, 2010 is derived from our unaudited consolidated financial statements.

The following selected financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the notes thereto in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and in our Annual Report on Form 10-K for the year ended December 31, 2010, incorporated by reference into the prospectus. Our historical results are not necessarily indicative of results for any future period.

The following tables present summarized consolidated financial information, including balance sheet data, statement of operations data, and statement of cash flows data, in a format consistent with our consolidated financial statements:

Selected Financial Data	September 30, 2010	December 31, 2009

BALANCE SHEET DATA:
Total assets	$147,017,000	$13,809,000
Mortgage loan payables, net	$42,128,000	$—
Total equity	$85,611,000	$13,284,000

		Period from
		January 7, 2009
		(Date of Inception)
	Nine Months Ended	through
	September 30, 2010	December 31, 2009

STATEMENT OF OPERATIONS DATA:
Total revenues	$4,010,000	$—
Loss from continuing operations	$(5,792,000)	$(282,000)
Net loss attributable to controlling interest	$(5,793,000)	$(281,000)
Net loss per common share — basic and diluted(1):
Net loss from continuing operations	$(1.02)	$(1.51)
Net loss attributable to controlling interest	$(1.02)	$(1.51)
STATEMENT OF CASH FLOWS DATA:
Cash flows used in operating activities	$(3,480,000)	$(40,000)
Cash flows used in investing activities	$(131,763,000)	$—
Cash flows provided by financing activities	$124,424,000	$13,813,000
OTHER DATA:
Distributions declared	$2,772,000	$—
Distributions declared per common share	$0.49	$—
Funds from operations(2)	$(4,073,000)	$(281,000)
Net operating income(3)	$2,769,000	$—

(1)	Net loss per common share is based upon the weighted average number of shares of our common stock outstanding. Distributions by us of our current and accumulated earnings and profits for federal income tax purposes are taxable to stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of the stockholders’ basis in the shares of our common stock to the extent thereof (a return of capital for tax purposes) and, thereafter, as taxable gain. These distributions in excess of earnings and profits will have the effect of deferring taxation of the distributions until the sale of our stockholders’ common stock.

(2)	For additional information on FFO, refer to the “Our Performance — Funds from Operations and Modified Funds From Operations” section of this prospectus, which includes a reconciliation of our net loss as determined under GAAP to FFO for each of our last four fiscal quarters ended September 30, 2010.

(3)	For additional information on net operating income, refer to the “Our Performance — Net Operating Income” section of this prospectus, which includes a reconciliation of our GAAP net loss to net operating income for the nine months ended September 30, 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009.

Our Performance

The “Our Performance” section beginning on page 63 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The

White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation and amortization, we believe, may be less informative. As a result, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income or loss.

However, changes in the accounting and reporting rules under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted an increase in the non-cash and non-operating items included in FFO. In addition, fair value adjustments of derivatives and amortization of above and below market leases are sanctioned non-cash adjustments to FFO in calculating adjusted funds from operations, or AFFO, as discussed in the applicable White Papers approved by the Board of Governors of NAREIT, and the non-GAAP financial measure AFFO is considered by NAREIT to be a valuation/cash flow metric. As such, in addition to FFO, we use modified funds from operations, or MFFO, to further evaluate our operating performance. In calculating MFFO, we exclude acquisition related expenses, fair value adjustments of derivatives and amortization of above and below market leases. Neither the SEC, NAREIT or any other regulatory body has passed judgment on the acceptability of the exclusions used by us to calculate MFFO; however, on November 2, 2010, the Investment Program Association issued a guideline on MFFO for publicly registered, non-listed REITs, and we intend to adopt this guideline beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. In the future, the SEC, NAREIT or another regulatory body may standardize the allowable exclusions for REITs, and if so, we will adjust the calculation and characterization of our non-GAAP financial measures accordingly.

We believe that the use of MFFO is useful for investors and our management as a measure of our operating performance because it excludes non-cash and non-operating items as well as charges that we consider more reflective of investing activities or non-operating valuation changes. However, acquisition expenses and fees are considered part of operating income under GAAP and adjustments to fair value for derivatives and amortization of above and below market leases are considered non-cash adjustments to net income in determining cash flows from operations in accordance with GAAP. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and our performance as compared to other real estate companies that may not be affected by acquisition activities, fair value adjustments of derivatives or above and below market leases. As explained below, our evaluation of our operating performance excludes the items considered in the calculation of MFFO based on the following economic considerations:

•	Acquisition related expenses: In accordance with GAAP, prior to 2009, acquisition expenses were capitalized; however as a result of a change in GAAP, beginning in 2009, acquisition expenses are now expensed. These acquisition related expenses have been and will continue to be funded from proceeds from our offering and not from our operations. We believe by excluding acquisition related expenses, MFFO provides useful supplemental information that is consistent with our analysis of the operating performance of our properties.

•	Adjustments to the fair value for derivatives not qualifying for hedge accounting: We use derivatives in the management of our interest rate exposure. We do not use derivatives for speculative purposes and accordingly period-to-period changes in derivative valuations are not primary factors in our decision-making process. In addition, we do not intend to terminate the derivative financial instrument early, which would require settlement in cash. We believe by excluding the gains or losses from these derivatives, MFFO provides useful supplemental information on the realized economic impact of the hedges independent of short-term market fluctuations.

•	Amortization of above and below market leases: Above and below market leases are intangible assets and liabilities that are acquired in connection with the purchase of a property. Such intangibles are amortized to revenue, similar to depreciation and amortization expense on our other assets and intangibles. We believe by excluding the non-cash amortization of above and below market leases, MFFO provides useful supplemental information that is consistent with our analysis of the operating performance of our properties.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as alternatives to net income or loss as an indication of our performance, as an indication of our liquidity or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for each of our last four fiscal quarters ended September 30, 2010:

	Three Months Ended
		June 30,
	September 30, 2010	2010	March 31, 2010	December 31, 2009

Net loss	$(2,930,000)	$(2,059,000)	$(803,000)	$(220,000)
Add:
Depreciation and amortization — consolidated properties	1,157,000	536,000	29,000	—
Less:
Net (income) loss attributable to noncontrolling interest	(1,000)	—	—	1,000
Depreciation and amortization related to noncontrolling interest	(2,000)	—	—	—

FFO	$(1,776,000)	$(1,523,000)	$(774,000)	$(219,000)

Add:
Acquisition related expenses	2,847,000	1,695,000	637,000	18,000
Loss in fair value of derivative financial instrument	74,000	120,000	—	—
Amortization of above and below market leases	28,000	21,000	—	—

MFFO	$1,173,000	$313,000	$(137,000)	$(201,000)

Net Operating Income

As of September 30, 2010, we had completed 10 acquisitions comprising 19 buildings. The aggregate occupancy for the properties was 97.8% as of September 30, 2010. We did not own any properties as of December 31, 2009.

The aggregate net operating income for the properties for the nine months ended September 30, 2010 was $2,769,000, as compared to $0 for the period from January 7, 2009 (Date of Inception) through December 31, 2009.

Net operating income is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, acquisition related expenses, depreciation and amortization, interest expense and interest income. We believe that net operating income is useful for investors as it provides an accurate measure of the operating performance of our operating assets because net operating income excludes certain items that are not associated with management of the properties. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to net operating income for the nine months ended September 30, 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009:

		Period from
		January 7, 2009
		(Date of Inception)
	Nine Months Ended	through
	September 30, 2010	December 31, 2009

Net loss	$(5,792,000)	$(282,000)
Add:
General and administrative	1,048,000	268,000
Acquisition related expenses	5,179,000	18,000
Depreciation and amortization	1,722,000	—
Interest expense	626,000	—
Less:
Interest income	(14,000)	(4,000)

Net operating income	$2,769,000	$—

Information Regarding Our Distributions

Our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on January 1, 2010 and ending on June 30, 2010, as a result of our sponsor, Grubb & Ellis, advising us that it intended to fund these distributions until we acquired our first property. We acquired our first property, Lacombe Medical Office Building, on March 5, 2010. Our sponsor did not receive any additional shares of our common stock or other consideration for funding these distributions, and we will not repay the funds provided by our sponsor for these distributions. Our sponsor is not obligated to contribute monies to fund any subsequent distributions. Subsequently, our board of directors authorized, on a quarterly basis, a daily distribution to our stockholders of record as of the close of business on each day of the quarterly periods commencing on July 1, 2010 and ending on March 31, 2011. The distributions were and will be calculated based on 365 days in the calendar year and equal to $0.0017808 per share of common stock, which is equal to an annualized distribution rate of 6.5%, assuming a purchase price of $10.00 per share. These distributions were and will be aggregated and paid in cash or DRIP shares monthly in arrears. The distributions declared for each record date from the July 2010 through March 2011 periods were or will be paid monthly from August 2010 through April 2011, only from legally available funds.

The amount of the distributions to our stockholders is determined quarterly by our board of directors and is dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to qualify as a REIT under the Internal Revenue Code of 1986, as amended. We have not established any limit on the amount of offering proceeds that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences; or (3) jeopardize our ability to maintain our qualification as a REIT.

For the nine months ended September 30, 2010, we paid distributions of $2,238,000 ($1,146,000 in cash and $1,092,000 in shares of our common stock pursuant to the DRIP), none of which were paid from cash flows from operations of $(3,480,000). $259,000, or 11.6%, of the distributions were paid using funds from our sponsor. The distributions in excess of funds from our sponsor were paid from offering proceeds. Under GAAP, acquisition related expenses are expensed and therefore subtracted from cash flows from operations. However, these expenses are paid from offering proceeds.

For the period from January 7, 2009 (Date of Inception) through December 31, 2009, we did not pay distributions.

Our distributions of amounts in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders. We have not established any limit on the amount of offering proceeds that may be used to fund distributions other than those limits imposed by our organizational documents and Maryland law. Therefore, all or any portion of a distribution to our stockholders may be paid from offering proceeds. The payment of distributions from our offering proceeds could reduce the amount of capital we ultimately invest in assets and negatively impact the amount of income available for future distributions.

The distributions paid during each of our last four fiscal quarters ended September 30, 2010, along with the amount of distributions reinvested pursuant to the DRIP and the sources of our distributions were as follows:

	Three Months Ended
	September 30,		June 30,		March 31,		December 31,
	2010		2010		2010		2009

Distributions paid in cash	$669,000		$367,000		$110,000		$—
Distributions reinvested	590,000		376,000		126,000		—

Total distributions	$1,259,000		$743,000		$236,000		$—

Source of distributions:
Cash flows from operations	$—	—%	$—	—%	$—	—%	$—	—%
Funds from sponsor	—	—%	23,000	3.1%	236,000	100%	—	—%
Offering proceeds	1,259,000	100%	720,000	96.9%	—	—%	—	—%

Total sources	$1,259,000	100%	$743,000	100%	$236,000	100%	$—	—

As of September 30, 2010, we had an amount payable of $185,000 to our advisor or its affiliates for operating expenses, acquisition related expenses, asset and property management fees, lease commissions and on-site personnel and engineering payroll, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of September 30, 2010, no amounts due to our advisor or its affiliates have been deferred or forgiven. Our advisor and its affiliates have no obligations to defer, waive or forgive amounts due to them. In the future, if our advisor or its affiliates do not defer, waive or forgive amounts due to them, this would negatively affect our cash flows from operations, which could result in us paying distributions, or a portion thereof, with net proceeds from our offering, funds from our sponsor or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

For the nine months ended September 30, 2010, our FFO was $(4,073,000). For the nine months ended September 30, 2010, we paid distributions of $259,000, or 11.6%, using funds from our sponsor and $1,979,000, or 88.4%, from proceeds from our offering. From our inception through September 30, 2010, we paid cumulative distributions of $2,238,000, as compared to cumulative FFO of $(4,354,000). The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Entry into Loan Agreements

The following information should be read in conjunction with the disclosure contained in the “Investment Objectives, Strategy and Criteria — Our Strategies and Policies with Respect to Borrowing” section beginning on page 76 of the prospectus:

Entry into Loan Agreement with Wells Fargo Bank, N.A.

On March 31, 2010, we, through our wholly owned subsidiary, G&E Healthcare REIT II Sartell MOB, LLC, financed the purchase of Center for Neurosurgery and Spine by taking title subject to the seller of the Center for Neurosurgery and Spine’s, or Center for Neurosurgery and Spine Seller’s, secured loan from Wells Fargo Bank, N.A., or Wells Fargo, or the Wells Fargo Loan Agreement, in the original principal amount of $4,000,000, which had an outstanding principal balance of $3,341,000 at the time of our entry into the Wells Fargo Loan Agreement.

The material terms of the Wells Fargo Loan Agreement, an interest rate swap from Wells Fargo and other agreements we entered into with the Center for Neurosurgery and Spine Seller and Wells Fargo in connection with our purchase of the Center for Neurosurgery and Spine subject to the Wells Fargo Loan Agreement, provide for: (i) monthly payments of principal and interest due on the 15th day of each month during the term of the loan; (ii) a maturity date of August 15, 2021; (iii) an effective fixed interest rate of 6.00% per annum; (iv) a default interest rate of 4.00% per annum above the fixed interest rate of 6.00% per annum; (v) a late fee of 5.0% of the past due payment amount for any payment not received within five days of the scheduled due date; (vi) our maintenance of a minimum occupancy rate at the Center for Neurosurgery and Spine property of no less than 60.0% as of the end of each year beginning December 31, 2010 until the loan is paid in full and either: (a) our maintenance of an occupancy of no less than 90.0% as of the end of each year beginning December 31, 2010 until the loan is paid in full or (b) our payment and maintenance of $250,000 into an account to be held by Wells Fargo for so long as such occupancy rate is less than 90.0%; (vii) an establishment of a replacement reserve fund for the funding of capital replacements throughout the loan term with an annual deposit made by us of $38,000, which commenced on March 31, 2010 and shall be payable thereafter within 30 days of the end of each fiscal year until the loan is paid in full; provided, however, that the annual deposit shall be reduced by an amount so that the balance of the fund at the time of deposit will not exceed $200,000; (viii) the creation of a second mortgage securing our and G&E Healthcare REIT II Sartell MOB, LLC’s obligations under the performance of loan obligations and indemnity agreement, whereby we granted a security interest in the property to the Center for Neurosurgery and Spine Seller and all leases, rents, issues and profits are assigned to the Center for Neurosurgery and Spine Seller; (ix) a subordination of the Center for Neurosurgery and Spine Seller’s security interest in the property to that of Wells Fargo; (x) an immediate acceleration of the principal balance due upon written request from the Center for Neurosurgery and Spine Seller confirming that the Center for Neurosurgery and Spine Seller agrees to pay any swap termination amount; (xi) the ability to prepay the outstanding principal balance of the loan in whole or in part at any time, without premium or penalty; and (xii) indemnifications by and among various parties regarding defaults under the loan. Additionally, the Center for Neurosurgery and Spine Seller is responsible for any swap termination amount if the Center for Neurosurgery and Spine Seller causes a loan default which entitles Wells Fargo to accelerate the Center for Neurosurgery and Spine Seller’s secured loan, and we are responsible for any swap termination amount if we elect to pay the Center for Neurosurgery and Spine Seller’s secured loan in full, such as in connection with a future sale of the property, or if we cause a loan default which entitles Wells Fargo to accelerate the Center for Neurosurgery and Spine Seller’s secured loan.

Entry into Loan Assumption Agreement with Wells Fargo Bank, as Trustee for the Registered Holders of Credit Suisse First Boston Mortgage Securities Corporation

On April 30, 2010, we and G&E HC REIT II Highlands Ranch Medical Pavilion, LLC, our wholly owned subsidiary, entered into a consent and assumption agreement, or the Highlands Loan Assumption Agreement, with Wells Fargo Bank, as Trustee for the Registered Holders of Credit Suisse First Boston Mortgage Securities Corporation, or the Highlands Lender, in connection with our purchase of Highlands Ranch Medical Pavilion. Pursuant to the Highlands Loan Assumption Agreement, we agreed to assume all liabilities and obligations under a loan agreement executed between the seller of Highlands Ranch Medical Pavilion, or the Highlands Seller, its indemnitors under the loan, or the Highlands Indemnitors, and the Highlands Lender. The original loan between the Highlands Seller, the Highlands Indemnitors and the Highlands Lender was evidenced by a promissory note in the original principal amount of $4,969,000, which had an outstanding principal balance of $4,443,000 at the time of our entry into the Highlands Loan Assumption Agreement, and was secured by a deed of trust and security agreement, an assignment of rents, an indemnity and guaranty agreement and a hazardous substances indemnity agreement, or the Highland Seller Loan Documents.

Pursuant to the Highlands Loan Assumption Agreement, the Highlands Lender consented to: (i) our acquisition of Highlands Ranch Medical Pavilion; (ii) our assumption of the existing loan between the Highlands Seller and the Highlands Lender; (iii) the release of the Highlands Seller from all liabilities and obligations under the Highlands Seller Loan Documents, except for any act or omission prior to the transfer of the property to us; (iv) the release of the Highlands Indemnitors from their liability and obligation under the Highlands Seller Loan Documents, except for any act or omission prior to the transfer of the property to us; and (v) our assumption of all liabilities and obligations under the Highlands Seller Loan Documents, including any act or omission of the Highlands Seller or the Highlands Indemnitors prior to the transfer of the property to us.

The Highlands Seller Loan Documents provide for: (i) a maturity date of November 11, 2012; (ii) payment of equal monthly principal and interest installments of $29,407.91 due on the 11th day of each month through the maturity date; (iii) a fixed rate interest rate of 5.88% per annum; (iv) a default interest rate of 10.88% per annum for so long as any default exists; (v) a late fee of 5.0% of the amount of the overdue payment; (vi) prepayment in whole, but not in part, any time after the date that is the earlier of the third anniversary of the “startup day,” as defined in the Highlands Seller Loan Documents or four years from the date of the original promissory note; provided that, written notice of prepayment is received by the Highlands Lender not more than 60 days and not less than 30 days prior to such prepayment and prepayment is made by the 11th day of month in which it is paid; if prepayment occurs on or prior to the date that is three months prior to the maturity date, the Highlands Lender shall be paid a prepayment fee in the amount of the required yield maintenance, as defined in the Highlands Seller Loan Documents; (vii) an agreement that all insurance proceeds and condemnation awards on the property shall be assigned and paid to the Highlands Lender subject to certain conditions pursuant to the Highlands Seller Loan Documents and the Highlands Lender may elect, in its absolute discretion, to accelerate the maturity of the loan if we fail to comply with such conditions; and (viii) the establishment of certain reserve accounts including a tax and impound account and the tenant improvements and leasing commissions reserve, as amended by the Highlands Loan Assumption Agreement.

Entry into Loan Agreement with Bank of America, N.A.

On July 19, 2010, we entered into a loan agreement with Bank of America, N.A., or Bank of America, or the Bank of America Loan Agreement, to obtain a secured revolving credit facility with an aggregate maximum principal amount of $25,000,000, or the Bank of America Line of Credit, whereby we initially secured the Bank of America Line of Credit with two of our properties, Lacombe Medical Office Building and Parkway Medical Center. We further secured the Bank of America Line of Credit with: (i) St. Vincent Medical Office Building and Livingston Medical Arts Pavilion on September 15, 2010; (ii) Sylva Medical Office Building on November 15, 2010; and (iii) Ennis Medical Office Building on January 28, 2011. The actual amount of credit available under the Bank of America Line of Credit at any given time is a function of, and is subject to, certain loan to cost, loan to value and debt service coverage ratios contained in the Bank of

America Loan Agreement. The Bank of America Line of Credit matures on July 19, 2012 and may be extended by one 12-month period subject to satisfaction of certain conditions, including payment of an extension fee.

During the initial and the extended term of the Bank of America Loan Agreement, any loan made under the Bank of America Loan Agreement shall bear interest at per annum rates equal to either: (a) the daily floating London Interbank Offered Rate, or LIBOR, plus 3.75%, subject to a minimum interest rate floor of 5.00%; or (b) if the daily floating LIBOR rate is not available, a base rate which means, for any day, a fluctuating rate per annum equal to the highest of: (i) the prime rate for such day plus 3.75% or (ii) the one-month LIBOR rate for such day, if available, plus 3.75%, subject to a minimum interest rate floor of 5.00%. In addition to interest, we are required to pay a fee on the unused portion of Bank of America’s commitments under the Bank of America Loan Agreement at a per annum rate equal to 0.40%, payable quarterly in arrears. In the event of a default, we shall be required to pay a default interest rate equal to the daily floating LIBOR rate plus 7.75% per annum. Additionally, in the event of default, Bank of America has the right to terminate its obligations under the Bank of America Loan Agreement, including the funding of future loans, to accelerate the payment on any unpaid principal amount of all outstanding loans and interest thereon and may seek foreclosure on the properties securing the Bank of America Line of Credit or any other properties that are added to the collateral pool.

The Bank of America Loan Agreement contains various affirmative and negative covenants that are customary for credit facilities and transactions of this type, including limitations on the incurrence of debt by our operating partnership and its subsidiaries that own properties that serve as collateral for the Bank of America Line of Credit, limitations on the nature of our operating partnership’s business, and limitations on distributions by our operating partnership and its subsidiaries that own properties that serve as collateral for the Bank of America Line of Credit. The Bank of America Loan Agreement also imposes the following financial covenants, which are specifically defined in the Bank of America Loan Agreement, on us, our operating partnership and the properties securing the Bank of America Line of Credit, as applicable: (i) minimum liquidity thresholds; (ii) a minimum ratio of operating cash flow to fixed charges; (iii) a maximum ratio of liabilities to asset value; (iv) a maximum distribution covenant; (v) cross default to any unsecured or recourse debt that we have which is over $5,000,000; and (vi) a minimum tangible net worth covenant of $20,000,000 plus 75.0% of the aggregate amount of all the net offering proceeds we receive from June 30, 2010 to the maturity date and through the extended option period. In addition, the Bank of America Loan Agreement includes events of default that are customary for credit facilities and transactions of this type.

As a result of securing the Bank of America Line of Credit with the six properties listed above, our borrowing capacity under the Bank of America Line of Credit has reached the maximum principal amount of $25,000,000.

Entry into Loan Agreement with KeyBank National Association

On September 16, 2010, we and G&E HC REIT II Charlottesville SNF, LLC, G&E HC REIT II Bastian SNF, LLC, G&E HC REIT II Lebanon SNF, LLC, G&E HC REIT II Midlothian SNF, LLC and G&E HC REIT II Low Moor SNF, LLC, or the Borrowing Virginia SNF Entities, entered into a bridge loan agreement with KeyBank National Association, or Key Bank, or the KeyBank Loan Agreement, to obtain a loan in the principal amount of $26,810,000, or the KeyBank Loan. The KeyBank Loan is evidenced by a promissory note in the principal amount of $26,810,000, a loan agreement, an environmental indemnity agreement, and is secured by five separate deeds of trust and assignments of rents and leases. The proceeds of the KeyBank Loan were used to finance the purchase of the Charlottesville, Bastian, Lebanon, Midlothian and Low Moor properties, which are five of the seven properties comprising the Virginia SNF Portfolio, or the Borrowing Virginia SNF properties. The initial term of the KeyBank Loan Agreement is 18 months from the closing date, maturing on March 14, 2012, or until such time that we are able to pay in full the KeyBank Loan by obtaining a Federal Housing Association Mortgage loan, or HUD Loan. This initial term may be extended by one six-month period subject to satisfaction of certain conditions, including payment of an extension fee. The KeyBank Loan may be prepaid in whole or in part subject to all interest being paid thereon through the prepayment date and a payment to KeyBank in an amount equal to all breakage costs as defined in the KeyBank Loan Agreement, and other fees incurred by KeyBank as a result of the prepayment.

The material terms of the KeyBank Loan Agreement provide for: (i) an interest rate during the initial and the extended term of the KeyBank Loan Agreement equal to either: (a) a one-month LIBOR plus 4.00% per annum, subject to a minimum LIBOR floor of 1.50% per annum; or if the daily floating LIBOR rate is not available then (b) a rate per annum equal to the sum of 4.00% per annum plus the greater of the rate published by KeyBank or the per annum rate equal to one-half of 1.00% in excess of the rate published by the Federal Reserve Bank of Cleveland on such day; (ii) a default interest rate equal to the interest rate then in effect plus 3.00% per annum; provided however, such rate does not exceed the maximum rate permitted under the law; (iii) a late charge fee equal to the greater of 4.0% of the amount of such payment or $25.00 for any amounts due under the KeyBank Loan Agreement that remain unpaid more than five days after the due date for said amount, whereby such late charge shall be in addition to all of KeyBank’s rights under the KeyBank Loan Agreement, including the right to accelerate the payment on any unpaid principal amount and interest thereon and the right to seek foreclosure on the Borrowing Virginia SNF properties; and (iv) a principal repayment requirement if the outstanding principal balance of the loan is equal to or greater than 70.0% of the aggregate appraised value of the Borrowing Virginia SNF properties or the principal balance exceeds the maximum aggregate loan amount for the proposed HUD Loan.

The KeyBank Loan Agreement contains various affirmative and negative covenants that are customary for loan agreements and transactions of this type, including limitations on the incurrence of debt by the Borrowing Virginia SNF Entities. The KeyBank Loan Agreement also imposes the following financial covenants, as specifically defined therein, on us and the Borrowing Virginia SNF Entities, as applicable, including: (a) a maximum total leverage ratio; (b) a minimum debt service coverage ratio; and (c) a minimum consolidated adjusted net worth covenant. In addition, the KeyBank Loan Agreement includes events of default that are customary for loan agreements of this type. The proceeds of the KeyBank Loan were allocated to the Borrowing Virginia SNF properties as follows: (i) $8,400,000 to the Charlottesville property; (ii) $9,030,000 to the Midlothian property; (iii) $2,030,000 to the Bastian property; (iv) $3,150,000 to the Lebanon property; and (v) $4,200,000 to the Low Moor property.

Entry into Loan Agreement with Sun Life Assurance Company of Canada

On September 16, 2010, we, through G&E HC REIT II Pocatello MOB, LLC, our wholly owned subsidiary, entered into a loan agreement with Sun Life Assurance Company of Canada, or Sun Life, or the Sun Life Loan Agreement, to obtain a loan in the principal amount of $8,000,000, or the Sun Life Loan, in connection with our previous acquisition of the Pocatello East MOB property. We acquired the Pocatello East MOB property through a joint venture with Pocatello Partners on July 27, 2010. The Sun Life Loan is evidenced by a promissory note in the principal amount of $8,000,000, an environmental indemnity agreement, a guaranty agreement, an assignment of rents agreement, an escrow and pledge agreement and is secured by a leasehold deed of trust and security agreement and fixture filing.

The material terms of the Sun Life Loan Agreement provide for: (i) a fixed interest rate of 6.00% per annum; (ii) a default interest rate of 11.00% per annum; (iii) a maturity date of October 1, 2020; (iv) a late charge fee equal to 4.0% of each monthly payment which is not paid when due under the loan agreement; (v) an interest only payment due October 1, 2010 and monthly interest and principal payments in the amount of $55,000 commencing on November 1, 2010; (vi) a prepayment restriction that did not allow us to prepay the loan prior to October 1, 2010; (vii) a prepayment indemnification whereby we shall indemnify Sun Life against any loss, damage and expense Sun Life incurs if the unpaid principal balance is paid prior to the maturity date for any reason except for a payment of the entire unpaid principal balance, with accrued and unpaid interest, made within 180 days of the maturity date or any application by Sun Life of insurance proceeds or taking proceeds to reduce the loan amount pursuant to the terms of the Sun Life Loan Agreement. In addition, we shall pay to Sun Life a prepayment premium in an amount equal to the greater of 1.0% of the then unpaid principal balance, plus accrued interest or a discounted yield maintenance prepayment fee, as defined in the Sun Life Loan Agreement, subject to certain exceptions pursuant to the terms of the Sun Life

Loan Agreement; (viii) an acceleration fee to be paid by us to Sun Life in the event of default in an amount equal to the greater of 3.0% of the unpaid principal balance plus accrued interest or the discounted yield maintenance prepayment fee, as defined in the Sun Life Loan Agreement. In addition to the rights of Sun Life in the event of a default under the Sun Life Loan Agreement, as discussed above, Sun Life has the right to terminate its obligations under the Sun Life Loan Agreement, accelerate the payment on any unpaid principal balance of the Sun Life Loan including interest thereon and foreclose on the Pocatello East MOB property.

Entry into Loan Agreement with American Momentum Bank

On December 9, 2010, we, through G&E HC REIT II Surgical Hospital of Humble, LLC, our wholly owned subsidiary, entered into a loan with American Momentum Bank to obtain a loan in the principal amount of $9,000,000, or the American Momentum Loan, in connection with our acquisition of Surgical Hospital of Humble. The American Momentum Loan is evidenced by a promissory note in the principal amount of $9,000,000, a loan agreement, a guaranty agreement and an assignment of rents, leases and other benefits agreement and is secured by a deed of trust, or the American Momentum Loan Agreement.

The material terms of the American Momentum Loan Agreement provide for: (i) an interest rate equal to the lesser of (a) the 30-day LIBOR plus 3.25% per annum, subject to a minimum interest rate floor of 5.75% per annum or (b) the maximum interest rate permitted under the applicable law; (ii) a default interest rate equal to the interest rate then in effect plus 5.00% per annum, however, such default interest rate shall not exceed the maximum interest rate permitted under the applicable law; (iii) a maturity date of December 9, 2011; (iv) a late charge fee equal to 5.0% of each monthly payment which is not paid within 10 days of when such payment is due under the American Momentum Loan Agreement; (v) monthly principal payments in the amount of $500,000, plus accrued interest commencing on January 9, 2011; and (vi) the ability to prepay the American Momentum Loan in whole or in part at any time prior to the maturity date.

The American Momentum Loan Agreement contains various affirmative and negative covenants that are customary for loan agreements and transactions of this type, including limitations on the incurrence of debt by Surgical Hospital of Humble. The American Momentum Loan Agreement also imposes the following financial covenants, as specifically defined therein, on us and Surgical Hospital of Humble, as applicable, including: (a) a maximum debt coverage ratio of 1.25 to 1.00; (b) a minimum tangible net worth covenant of not less than $20,000,000 plus 75.0% of the aggregate amount of all net funds received by us from our offering; and (c) a maximum ratio of funded debt to total assets of 50.0%. In the event of a default under the American Momentum Loan Agreement, American Momentum Bank has the right to terminate its obligations under the American Momentum Loan Agreement, accelerate the payment on any unpaid principal balance of the American Momentum Loan including interest thereon and foreclose on Surgical Hospital of Humble.

Entry into Loan Agreement with U.S. Bank National Association

Effective December 28, 2010, we, through G&E HC REIT II Lawton MOB Portfolio, LLC, our wholly owned subsidiary, entered into a loan agreement with U.S. Bank National Association, or U.S. Bank, to obtain a loan in the principal amount of $7,300,000, or the U.S. Bank Loan, in connection with our acquisition of Lawton Medical Office Building Portfolio. The U.S. Bank Loan is evidenced by a promissory note in the principal amount of $7,300,000, a loan agreement, a guaranty agreement and an environmental indemnity agreement and is secured by a mortgage with assignment of leases and rents, security agreement and fixture filing, or the U.S. Bank Loan Agreement.

The material terms of the U.S. Bank Loan Agreement provide for: (i) an interest rate equal to 2.85% per annum plus the one-month LIBOR, unless such rate exceeds the maximum interest rate permitted under the applicable law or the one-month LIBOR rate is unascertainable, then U.S. Bank shall base the interest rate upon an alternate index selected by U.S. Bank and subject to a minimum interest rate floor of 4.00% per annum; (ii) a default interest rate equal to the interest rate then in effect plus 5.00% per annum, however, such default interest rate shall not exceed the maximum interest rate permitted under the applicable law; (iii) a maturity date of January 1, 2016; (iv) a late charge fee equal to 5.0% of each monthly payment which is not paid within 10 days of when such payment is due under the U.S. Bank Loan Agreement; (v) monthly principal payments plus accrued interest commencing on February 1, 2011; (vi) a loan repayment guarantee equal to $1,825,000 so long as the current tenant occupies Lawton Medical Office Building Portfolio and the ground lease of Lawton Medical Office Building Portfolio has not been terminated; however, if the previous conditions no longer exist then the loan guarantee increases to additional guaranteed amounts as defined in the guaranty agreement subject to a maximum of $7,300,000; and (vii) a lock period for a period of 12 months from the closing date of the U.S. Bank Loan, whereby we cannot prepay the U.S. Bank Loan unless otherwise accelerated pursuant to the U.S. Bank Loan Agreement in which case we shall pay a prepayment premium of 3.0% of the amount of the loan prepaid. If after such lockout period, we prepay the U.S. Bank Loan in whole or in part following the date that is 12 months following the closing date but prior to the date that is 24 months following the closing date, we shall pay U.S. Bank a prepayment penalty equal to 1.0% of the loan prepaid, or if we prepay the U.S. Bank Loan in whole or in part following the date that is 24 months following the closing date but prior to the date that is 36 months following the closing date, we shall pay U.S. Bank a prepayment penalty equal to 0.5% of the loan prepaid. After 36 months following the closing date there is no prepayment fee.

The U.S. Bank Loan Agreement contains various affirmative and negative covenants that are customary for loan agreements and transactions of this type, including limitations on the incurrence of debt by Lawton Medical Office Building Portfolio. The U.S. Bank Loan Agreement also imposes the following financial covenants, as specifically defined therein, on us and Lawton Medical Office Building Portfolio, as applicable, including: (a) a maximum fixed charge coverage ratio of 1.75 to 1.00 for the period ending December 31, 2011 and 2.00 to 1.00 from January 1, 2012 until the maturity date; (b) a minimum tangible net worth covenant of not less than $75,000,000 plus 75.0% of the aggregate amount of all net funds received by us from our offering for the period commencing on September 30, 2010 through the maturity date; (c) maintenance of aggregate liquid assets of at least: (i) $5,000,000 for the period from September 30, 2010 to December 31, 2010; (ii) $10,000,000 for the period from January 1, 2011 to December 31, 2011; and (iii) $15,000,000 for the period from January 1, 2012 to the maturity date; (d) a debt coverage ratio of not less than 1.30 to 1.00 commencing on December 31, 2010 through the maturity date; (e) a loan to value ratio not to exceed 75.0%; and (f) a maximum ratio of funded debt to total assets of 50.0%. In the event of a default under the U.S. Bank Loan Agreement, U.S. Bank has the right to terminate its obligations under the U.S. Bank Loan Agreement, accelerate the payment on any unpaid principal balance of the U.S. Bank Loan including interest thereon and foreclose on Lawton Medical Office Building Portfolio.

U.S. Bank Interest Rate Swap

We, through G&E HC REIT II Lawton MOB Portfolio, LLC, entered into an interest rate swap agreement, effective December 28, 2010, or the ISDA Agreement, with U.S. Bank, in connection with the U.S. Bank Loan. As noted above, pursuant to the terms of the U.S. Bank Loan Agreement, the interest rate is equal to 2.85% per annum plus the one-month LIBOR, unless such rate exceeds the maximum interest rate permitted under the applicable law or the one-month LIBOR rate is unascertainable, then U.S. Bank shall base the interest rate upon an alternate index selected by U.S. Bank and subject to a minimum interest rate floor of 4.00% per annum. As a result of the ISDA Agreement, the U.S. Bank Loan bears interest at an effective fixed rate of 4.41% per annum from January 1, 2011 through January 1, 2014.

Compensation Paid to Our Advisor

The “Compensation Table — Compensation Paid to Our Advisor” section on page 113 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Amounts incurred
from Inception through
Type of Compensation	September 30, 2010

Offering Stage:
Selling Commissions	$7,039,000
Dealer Manager Fee	$3,112,000
Other Organizational and Offering Expenses	$1,043,000
Acquisition and Development Stage:
Acquisition Fee	$3,808,000
Development Fee	$—
Reimbursement of Acquisition Expenses	$24,000
Operational Stage:
Asset Management Fee	$274,000
Property Management Fee	$127,000
On-site Personnel and Engineering Payroll	$23,000
Lease Fees	$53,000
Construction Management Fee	$2,000
Operating Expenses	$78,000
Related Party Services Agreement	$132,000
Compensation for Additional Services	$39,000
Disposition/Liquidation Stage:
Disposition Fees	$—
Subordinated Distribution of Net Sales Proceeds	$—
Subordinated Distribution upon Listing	$—

As of September 30, 2010, compensation incurred but not yet paid was approximately $464,000, representing normal accruals for third quarter 2010 activities.

Experts

The “Experts” section on page 172 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

The consolidated financial statements of Grubb & Ellis Healthcare REIT II, Inc. appearing in Grubb & Ellis Healthcare REIT II, Inc.’s Annual Report (Form 10-K) as of December 31, 2009 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Landmark Holdings of Missouri, LLC and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, members’ deficit and cash flows for each of the three years in the period ended December 31, 2009 and the statement of revenues and certain expenses of: (1) Lacombe Medical Office Building; (2) Center for Neurosurgery and Spine; (3) Parkway Medical Center; (4) Highlands Ranch Medical Pavilion; (5) St. Vincent Medical Office Building; and (6) Pocatello East Medical Office Building for the year ended December 31, 2009 which are incorporated by reference in this prospectus have been audited by KMJ Corbin & Company LLP, an independent audit firm, as indicated in their reports with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

Incorporation of Certain Information by Reference

The “Incorporation of Certain Information by Reference” section beginning on page 172 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at our website, www.gbe-reits.com/healthcare2. The contents of our website are not incorporated by reference in, or otherwise a part of, this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 25, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC on May 11, 2010, August 10, 2010 and November 9, 2010, respectively;

•	Definitive Proxy Statement filed with the SEC on April 16, 2010 in connection with our Annual Meeting of Stockholders held on June 8, 2010; and

•	Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 8, 2010, January 28, 2010, January 29, 2010, February 3, 2010, February 12, 2010, February 24, 2010, March 1, 2010, March 4, 2010, March 5, 2010, March 10, 2010, March 11, 2010, March 16, 2010, March 25, 2010, April 6, 2010, April 7, 2010, April 8, 2010, April 13, 2010, May 3, 2010, May 4, 2010, May 6, 2010, May 7, 2010, May 20, 2010, June 1, 2010, June 9, 2010, June 16, 2010, June 25, 2010, June 29, 2010, July 7, 2010, July 16, 2010, July 23, 2010, August 2, 2010, August 18, 2010, September 7, 2010, September 10, 2010, September 20, 2010, September 28, 2010, October 12, 2010, October 28, 2010, November 4, 2010, November 12, 2010, November 19, 2010, November 30, 2010, December 2, 2010, December 14, 2010, December 15, 2010, December 16, 2010, January 4, 2011, January 13, 2011, February 3, 2011 and February 14, 2011.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705, (714) 667-8252. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Revised Subscription Agreement

A revised form of our Subscription Agreement is attached as Exhibit B to this supplement and supersedes and replaces the Subscription Agreement included as Exhibit B to our prospectus.

EXHIBIT B

GRUBB & ELLIS. Healthcare REIT II

SUBSCRIPTION AGREEMENT INSTRUCTIONS TO INVESTORS

FOR PROSPECTUS DATED MAY 5, 2010

Any person(s) desiring to subscribe for shares of common stock (the "shares") in Grubb & Ellis Healthcare REIT II, Inc. (the "Company") should carefully read and review the Prospectus, as supplemented to date, and if he/she/they desire(s) to subscribe for shares, complete the Subscription Agreement/Signature Page that follows these instructions. Follow the appropriate instructions listed below for the indicated section. Please print in ballpoint pen or type the information.

AN INVESTMENT IN GRUBB & ELLIS HEALTHCARE REIT II, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS. IF AN INVESTOR'S SUBSCRIPTION IS ACCEPTED, THE COMPANY WILL SEND THE INVESTOR CONFIRMATION OF THEIR PURCHASE AFTER THEY HAVE BEEN ADMITTED AS AN INVESTOR.

(1) INVESTMENT

A check for the full purchase price of the shares subscribed for should be made payable to the order of "Grubb & Ellis Healthcare REIT II, Inc." Shares may be purchased only by persons meeting the standards set forth under the section of the Prospectus entitled **"Suitability Standards."** (Certain states have imposed special suitability standards as set forth in the Prospectus.)

The minimum required initial investment is 250 shares ($2,500); provided however, that the minimum required initial investment for purchases made by an individual retirement account, or IRA, is 150 shares ($1,500). All additional investments in the Company must be in increments of 10 shares ($100). If additional investments in the Company are made, you will need to complete an Additional Subscription Agreement Form with the exact name in which the original purchase was made. The investor(s) agree(s) to notify the Company and the broker-dealer or Registered Investment Advisor (RIA) named on the Subscription Agreement/Signature Page in writing if at any time he/she/they fail(s) to meet the established minimum income and net worth standards or he/she/they is/are unable to make any other representations or warranties set forth in the Prospectus or the Subscription Agreement. The investor(s) acknowledge(s) that the broker-dealer named on the Subscription Agreement/Signature Page may receive a commission on any such additional investments in the Company.

(2) NON-CUSTODIAL OWNERSHIP

FOR NON-CUSTODIAL OWNERSHIP ACCOUNTS, PLEASE MAIL THE COMPLETE AND EXECUTED SUBSCRIPTION AGREEMENT/ SIGNATURE PAGE AND YOUR CHECK MADE PAYABLE TO "GRUBB & ELLIS HEALTHCARE REIT II, INC."

MAIL TO: Grubb & Ellis Healthcare REIT II, Inc.
1551 N. Tustin Avenue, Suite 300
Santa Ana, CA 92705

(3) CUSTODIAL OWNERSHIP

FOR CUSTODIAL OWNERSHIP ACCOUNTS, SUBSCRIPTION AGREEMENT/SIGNATURE PAGE MUST BE COMPLETED, EXECUTED AND SENT TO THE CUSTODIAN.

Check the appropriate box to indicate the type of entity that is subscribing. Note: Pension or Profit Sharing Plans appear under Non-Custodial Ownership as well as Custodial Ownership. Check Non-Custodial Ownership if the plan has a trustee; check Custodial Ownership if the plan has a custodian.

Enter the exact name of the custodian or trustee, mailing address and business phone. If this is an additional purchase by a qualified plan or non-qualified custodial account, please use the same exact plan name as the previous investment.

(3)a The custodian must complete this box by entering its custodian Tax ID number (for tax purposes), the custodian account number and name of custodian or other administrator.

(4) INVESTOR INFORMATION REQUIRED

(4)a For non-custodial ownership accounts, enter the exact name in which the shares are to be held. For multiple investors, enter the names of all investors. For custodial ownership accounts, enter "FBO" followed by the name of the investor.

(4)b Enter the home address, city, state, zip code, home telephone, business telephone and email address of the investor. Note: Section 3 should contain the custodian's mailing address.

(4)c Enter an alternate mailing address if different than the home address in item 4(b).

(4)d Enter the date of birth of the investor **(required)** and joint investor, if applicable, or date of incorporation. Enter the social security number (SSN) of the investor **(required)** and joint investor, if applicable. The investor is certifying that the number is correct. For custodial accounts, enter the investor's social security number (for identification purposes). Enter Tax ID number, if applicable.

(4)e Check the appropriate box. If the investor(s) is/are a non-resident alien(s), he/she/they must apply to the Internal Revenue Service for an identification number via Form SS-4 for an individual or SS-5 for a corporation, and supply the number to the Company as soon as it is available. If a non-resident alien, the investor(s) must submit an original of the appropriate W-8 Form (W-8BEN, W-8ECI, W-8EXP OR W-8IMY) in order to make an investment.

(4)f Check the box if either the investor or joint investor is an employee of Grubb & Ellis Company, Grubb & Ellis Equity Advisors, LLC, or their affiliates, or an affiliate or Board Member of the Company.

PAGE 1 OF 4

GRUBB & ELLIS. Healthcare REIT II

SUBSCRIPTION AGREEMENT INSTRUCTIONS TO INVESTORS

FOR PROSPECTUS DATED MAY 5, 2010

Any persons desiring to subscribe for shares of common stock (the "shares") in Grubb & Ellis Healthcare REIT II, Inc. (the "Company") should carefully read and review the Prospectus, as supplemented to date, and if he/she/they desire(s) to subscribe for shares, complete the Subscription Agreement/Signature Page that follows these instructions. Follow the appropriate instructions listed below for the indicated section. Please print in ballpoint pen or type the information.

AN INVESTMENT IN GRUBB & ELLIS HEALTHCARE REIT II, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS. IF AN INVESTOR'S SUBSCRIPTION IS ACCEPTED, THE COMPANY WILL SEND THE INVESTOR CONFIRMATION OF THEIR PURCHASE AFTER THEY HAVE BEEN ADMITTED AS AN INVESTOR.

(5) DISTRIBUTION OPTIONS

Check the appropriate box to have the distributions mailed to the address of record, the address that is located in Section 4. Check the appropriate box to participate in the Distribution Reinvestment Plan (the "DRIP"). If you are reinvesting pursuant to the DRIP, you are reinvesting your entire cash distribution. If the investor(s) prefer(s) direct deposit of cash distributions to an account or address other than as set forth in the Subscription Agreement/Signature Page, check the preferred option and complete the required information. For Automated Clearing House (ACH), indicate whether it is a checking or savings account, and enter the name of the institution/individual, mailing address, ABA number and account number. A voided check must be enclosed if it is a checking account. If it is a savings account, please obtain written verification of the routing and account numbers from the bank.

AUTOMATED CLEARING HOUSE (ACH): I (we) hereby authorize the Company to deposit distributions from my (our) common stock of the Company into the account listed in Section 5 of the Subscription Agreement/Signature Page. I (we) further authorize the Company to debit my (our) account noted in Section 5 of the Subscription Agreement/Signature Page in the event that the Company erroneously deposits additional funds into my (our) account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such erroneously deposited amount, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited ammount is recovered by the Company.

(6) SIGNATURES

The Subscription Agreement/Signature Page must be signed/initialed and dated by the investor(s) and, if applicable, the trustee or custodian. The Subscription Agreement/Signature Page must be signed and guaranteed by the custodian(s) if investing through an IRA, Keogh or qualified plan, If applicable.

(7) BROKER-DEALER OR REGISTERED INVESTMENT ADVISOR (RIA)

This Section is to be completed and executed by the Registered Representative or Registered Investment Advisor (RIA). If there is more than one Registered Representative or RIA, all Registered Representatives and RIAs must complete and execute Section 7. Please complete all broker-dealer information contained in Section 7 including suitability certification (state of sale).

The Subscription Agreement/Signature Page, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your broker-dealer.

Check the box to indicate whether this subscription was solicited or recommended by a RIA or broker-dealer whose agreement with the investor includes a fixed or "wrap" fee feature for advisory and related brokerage services, and, accordingly, may not charge the regular selling commission. No selling commissions are paid on these accounts. This box must be checked in order for such investor(s) to purchase shares net of the selling commissions.

NOTICE TO STOCKHOLDERS

The shares of common stock of Grubb & Ellis Healthcare REIT II, Inc. (the "Company") are subject to restrictions on transfer. In addition, the Company has the authority to issue shares of stock of more than one class. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to (1) certain restrictions on ownership and transferability of the Company's common stock and (2) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the shares of each series to the extent set, and the authority of the Board of Directors to set such rights and preferences of subsequent series. Such requests must be made to the Secretary of the Company at its principal office.

ACCEPTABLE FORMS OF PAYMENT

1. Wire transfers
2. Pre-printed personal checks
3. Cashier's checks over $10,000
4. Business checks when applied to company/corporate account
5. Trust checks for trust accounts
6. Custodial checks for IRA accounts
7. Checks endorsed from other investment programs will be accepted if they meet the minimum investment requirement.
8. Checks endorsed from other Grubb & Ellis Group programs may be used to purchase shares of common stock of Grubb & Ellis Healthcare REIT II, Inc. (the minimum investment of $2,500 has been waived) if the payee endorses the check and writes:

"Pay to the order of Grubb & Ellis Healthcare REIT II, Inc."

WE CANNOT ACCEPT: Money orders, cashier's checks for $10,000 or less, temporary (not pre-printed) checks or third party checks. If you need to verify whether a form of payment is acceptable, please call our Investor Services Department at 877-888-7348, option 2.

PLEASE NOTE: Because of our anti-money laundering policies, if the investor's name used in this Subscription Agreement/Signature Page does not match the Payor printed on the check, we may request documents or other evidence as we may reasonably require in order to correlate the investor's name to the Payor on the check.

PAGE 2 OF 4

GRUBB & ELLIS. Healthcare REIT II

SUBSCRIPTION AGREEMENT/SIGNATURE PAGE

FOR PROSPECTUS DATED MAY 5, 2010

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT/SIGNATURE PAGE, **PLEASE CALL INVESTOR SERVICES AT 877-888-7348, OPTION 2.**

(1) INVESTMENT

☐ Initial Investment ☐ Additional Investment (Subscription Agreement or Additional Subscription Agreement Form must be completed) ☐ Reduced Commission Purchase @ $ ______ per share

Please make investment check payable to: **"Grubb & Ellis Healthcare REIT II, Inc."**

NUMBER OF SHARES ___,___ x $10.00 = TOTAL INVESTED $ ___,___,___

Minimum initial investment = 250 shares or $2,500
Minimum initial IRA investment = 150 shares or $1,500
Minimum additional investment = 10 shares or $100

(2) NON-CUSTODIAL OWNERSHIP

☐ **Individual** — Investor must sign & initial
☐ **Joint Tenants with Right of Survivorship** — All parties must sign & initial
☐ **Tenants in Common** — All parties must sign & initial
☐ **Community Property** — All parties must sign & initial
☐ **Pension or Profit Sharing Plan** — Trustee or custodian signature required
☐ **Trust** — Trustee or Grantor signature(s) required ______ DATE ESTABLISHED
 ☐ Currently Revocable
 ☐ Irrevocable
☐ **Company or Corporation** — Authorized Officer must sign or initial
☐ **Uniform Gift to Minors Act or the Uniform Transfers to Minors Act** — Custodian must sign or initial
☐ **Partnership or LLC** — Authorized Agent must sign or initial
☐ **Other:** ______ SPECIFY

NAME OF TRUST OR BUSINESS ENTITY

(3) CUSTODIAL OWNERSHIP

Send ALL paperwork directly to the custodian

☐ IRA ______ (TYPE) ☐ Qualified Pension or Profit Sharing Plan ☐ Non-Qualified Custodial Account ☐ Other: ______ SPECIFY

NAME OF CUSTODIAN OR TRUSTEE

MAILING ADDRESS

CITY STATE ZIP CODE

BUSINESS PHONE ___ – ___ – ___

SECTION (3)a

CUSTODIAN TAX ID # ___ – ___ CUSTODIAN ACCOUNT #

NAME OF CUSTODIAN OR OTHER ADMINISTRATOR

(4) INVESTOR INFORMATION REQUIRED

SECTION (4)a

NAME OF INVESTOR OR TRUSTEE **(REQUIRED)** ☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

NAME OF JOINT INVESTOR ☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

SECTION (4)b

STREET ADDRESS **(REQUIRED) NO P.O. BOX**

CITY STATE ZIP CODE

HOME PHONE (REQUIRED) ___ – ___ – ___ **BUSINESS PHONE** ___ – ___ – ___ EXTENSION

E-MAIL ADDRESS (Recommended)

SECTION (4)c

ALTERNATE MAILING ADDRESS OR P.O. BOX

CITY STATE ZIP CODE

SECTION (4)d

REQUIRED

INVESTOR DATE OF BIRTH **(MM/DD/YYYY)** __ – __ – ____ JOINT INVESTOR DATE OF BIRTH **(MM/DD/YYYY)** __ – __ – ____ INVESTOR TAX ID# ___ – ___

INVESTOR SSN ___ – __ – ____ JOINT INVESTOR SSN ___ – __ – ____

SECTION (4)e Please indicate Citizenship Status **(REQUIRED)**

☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien*

*If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment.

SECTION (4)f: Please indicate if:

☐ Employee, Affiliate or Board Member

PAGE 3 OF 4

(5) DISTRIBUTION OPTIONS

☐ Mail to Street Address (4b)

☐ Mail to Alternate Address (4c)

☐ **Distribution Reinvestment Plan**
Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvest the entire cash distribution

☐ **Distributions Directed to:**

☐ **Via Electronic Deposit (ACH)**
Complete information below. See ACH Language in Section 5 of the instructions.
☐ **Checking** (must enclose voided check)
☐ **Savings** (verification from bank must be provided)

NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL

DISTRIBUTION MAILING ADDRESS

CITY | STATE | ZIP CODE

BANK ABA# **(FOR ACH ONLY)** | ACCOUNT#

MUST ENCLOSE A VOIDED CHECK IF IT IS A CHECKING ACCOUNT

Distributions for custodial accounts will be sent to the custodian.

(6) SIGNATURES

Under penalty of perjury, by signing this Signature Page, I (we) hereby certify (a) I (we) have provided herein my (our) correct Taxpayer Identification Number; (b) I am (we are) not subject to backup withholding as a result of failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am (we are) no longer subject to backup withholding; and (c) I am (we are) a U.S. Citizen unless I (we) have indicated otherwise in Section 4.

Each investor must separately sign and initial each representation made in the Subscription Agreement. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representation on his or her behalf.

INITIALS INITIALS **(A)** I (we) acknowledge receipt, not less than five (5) business days prior to the signing of this Subscription Agreement / Signature Page, of the final Prospectus of the Company relating to the shares, wherein the terms and conditions of the offering of the shares are described.

INITIALS INITIALS **(B)** I (we) represent that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or (ii) a net worth, as described in (i), of at least $70,000 and had during the last tax year or estimate that I (we) will have during the current tax year a minimum of $70,000 annual gross income, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus under "Suitability Standards."

INITIALS INITIALS **(C)** If I am a (we are) resident(s) of Alabama, this investment and investments in other similar programs do not exceed 10.0% of my (our) liquid net worth. If I am a (we are) resident(s) of California, Iowa, Kentucky, Michigan, Pennsylvania or Tennessee, this investment does not exceed 10.0% of my (our) liquid net worth. If I am a (we are) resident(s) of Ohio or Oregon, this investment and investments in affiliated programs do not exceed 10.0% of my (our) liquid net worth. If I am a (we are) resident(s) of Kansas or Massachusetts, I (we) acknowledge the recommendation by the Office of the Kansas Securities Commissioner and the Massachusetts Securities Division that I (we) should limit my (our) aggregate investment in the Company and other similar investments to not more than 10.0% of my (our) liquid net worth. For purposes of this recommendation to investors in Kansas, liquid net worth is defined as that portion of my (our) total net worth which consists of cash, cash equivalents and readily marketable securities.

INITIALS INITIALS **(D)** I (we) acknowledge that the shares are not liquid, there is no current market for the shares and the stockholder(s) may not be able to sell the securities.

INITIALS INITIALS **(E)** I (we) represent that I am (we are) purchasing the shares for my (our) own account; or, if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), then I (we) represent that I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

BY SIGNING THIS AGREEMENT, YOU ARE NOT WAIVING ANY RIGHTS UNDER THE FEDERAL OR STATE SECURITIES LAWS.
BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE RECEIPT OF THIS PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

X
SIGNATURE OF INVESTOR | DATE **(REQUIRED)**

X
SIGNATURE OF JOINT INVESTOR **(if applicable)**

X
AUTHORIZED SIGNATURE **(Custodian or Trustee)**

MUST BE SIGNED AND SIGNATURE GUARANTEED BY CUSTODIAN(S) IF IRA, KEOGH, QUALIFIED PLAN OR NON-QUALIFIED CUSTODIAL ACCOUNTS
(GRUBB & ELLIS HEALTHCARE REIT II, INC. AND ITS AFFILIATES DO NOT ACT AS IRA, KEOGH, QUALIFIED PLAN OR NON-QUALIFIED CUSTODIANS)

TO BE COMPLETED BY REGISTERED REPRESENTATIVE OR RIA

The Registered Representative or RIA must sign below to complete the subscription. The Registered Representative or RIA warrants that he/she has reasonable grounds to believe this investment is suitable for the investor as set forth in the section of the Prospectus entitled "Suitability Standards" and that he/she has informed the subscriber of all aspects of liquidity and marketability of this investment.

(7) BROKER-DEALER OR REGISTERED INVESTMENT ADVISOR (RIA)

BROKER-DEALER OR RIA FIRM NAME **(REQUIRED)**

BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX

CITY | STATE | ZIP CODE

BUSINESS PHONE# **(REQUIRED)** – – | FAX# – –

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) **(REQUIRED)** | REPRESENTATIVE#

REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX

CITY | STATE | ZIP CODE

BUSINESS PHONE# **(REQUIRED)** – – | FAX# – –

E-MAIL ADDRESS

REGISTERED INVESTMENT ADVISOR (RIA) – NO SELLING COMMISSIONS ARE PAID ON THESE ACCOUNTS.

☐ **Check only if** investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be conducted through that broker-dealer, not through the RIA.

I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed.

STATE
(REQUIRED)

X X
SIGNATURE(S) OF REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) **(REQUIRED)** | DATE

X
SIGNATURE OF BROKER-DEALER OR RIA **(IF REQUIRED BY BROKER-DEALER)** | DATE

PAGE 4 OF 4

Mail To: Grubb & Ellis Healthcare REIT II, Inc.
1551 N. Tustin Avenue, Suite 300
Santa Ana, CA 92705

GRUBB & ELLIS. Healthcare REIT II

OPTIONAL

DIRECT DEPOSIT AUTHORIZATION

THE COMPANY PROVIDES THIS SERVICE AT NO CHARGE

RETURN WITH A VOIDED CHECK (REQUIRED)

Mail To: **Grubb & Ellis Healthcare REIT II, Inc.**
1551 N. Tustin Avenue, Suite 300
Santa Ana, CA 92705

Fax To: 866.405.6935

NOTE: Direct Deposit is not available for investments made through IRAs or qualified accounts.

NAME OF REGISTERED OWNER

REGISTERED OWNER'S SSN – – OR REGISTERED OWNER'S TAX ID# –

CHECK ONE

☐ New Authorization ☐ Change of Information

BANK NAME

ACCOUNT NAME **(MUST BE THE SAME AS REGISTERED OWNER)**

ACCOUNT NUMBER **(REQUIRED)**

Attach voided check here

CHECK ONE

☐ Checking Account ☐ Savings Account

ABA ROUTING NUMBER **(REQUIRED)**

Any Bank
Any Street, Anytown
Tel: (001) 555-5555
LAYOUT MAY VARY
MEMO
⑆123456789⑆0001⑈000123456789⑈
ABA Routing #
Check #
Account #

BANK MAILING ADDRESS

CITY STATE ZIP CODE

BANK TELEPHONE NUMBER – –

PLEASE NOTE: Grubb & Ellis Healthcare REIT II, Inc. must be in receipt of this form 30 days prior to the distribution payment date. This authorization will supercede any previous distribution instructions.

Grubb & Ellis Healthcare REIT II, Inc. is authorized to deposit my (our) distribution directly into the account specified on this form. The authority will remain in force until I (we) have given written notice that I (we) have terminated it, or until Grubb & Ellis Healthcare REIT II, Inc. has notified me (us) that this deposit service has been terminated. In the event that Grubb & Ellis Healthcare REIT II, Inc. deposits funds erroneously into my (our) account, they are authorized to debit my (our) account for an amount not to exceed the amount of the erroneous deposit.

X

SIGNATURE DATE

X

SIGNATURE OF JOINT INVESTOR DATE

E-MAIL ADDRESS **(required to receive notification of direct deposit)**

PAGE 1 OF 1

Questions regarding your account should be directed to the Investor Services Department at

877.888.7348, option 2

GRUBB & ELLIS.
Healthcare REIT II

OPTIONAL
TRANSFER ON DEATH (T.O.D.) FORM

TRANSFER ON DEATH INFORMATION

- A Transfer on Death (T.O.D.) designation transfers ownership of shares to the registered owner's beneficiary(ies) upon death; provided that Grubb & Ellis Healthcare REIT II, Inc. receives proof of death and other documentation it deems necessary or appropriate.
- Until the death of the account owner(s), the T.O.D. beneficiary(ies) has (have) no present interest in, or authority over, the T.O.D. account.
- A T.O.D. designation will be accepted only where shares are owned by a natural person and registered in that individual's name or by two or more natural persons as joint tenants with rights of survivorship.
- Accounts registered to trusts, corporations, charities, and other such entities may not declare a T.O.D. designation because they are considered perpetual. These entities, however, may be listed as a beneficiary on a T.O.D. for accounts registered to a natural person.
- A T.O.D. designation made by joint tenants with rights of survivorship does not take effect until the last of all multiple owners die. The surviving owners may revoke or change the T.O.D. designation at any time.
- If the beneficiary(ies) does (do) not survive the registered owner(s), the shares will be treated as belonging to the decedent's estate.
- A minor may not be named as a beneficiary.
- A T.O.D. designation and all rights related thereto shall be governed by the laws of the State of Maryland.
- A T.O.D. designation may be voided at any time by Grubb & Ellis Healthcare REIT II, Inc., in its sole discretion, if there is any doubt as to the validity or effectiveness of a T.O.D. designation.
- A T.O.D. designation will not be accepted from residents of Louisiana or Texas. Residents of Alabama who are designated as beneficiaries pursuant to this T.O.D. form must have, excluding the value of such beneficiary's home, furnishings and automobiles, either (1) a net worth of at least $250,000, or (2) a gross annual income of at least $70,000 and a net worth of at least $70,000; in addition, an Alabama resident's investment in shares of Grubb & Ellis Healthcare REIT II, Inc. common stock pursuant to this offering and in other similar programs cannot exceed 10.0% of that investor's liquid net worth. Residents of Tennessee who are designated as beneficiaries pursuant to this T.O.D. form must have, excluding the value of such beneficiary's home, furnishings and automobiles, either (1) a net worth of at least $250,000, or (2) a gross annual income of at least $70,000 and a net worth of at least $70,000.

INVESTOR INFORMATION

#1. NAME OF REGISTERED OWNER **(exactly as name appears in the Subscription Agreement/Signature Page)**

#1. INVESTOR'S SSN ___ – ___ – ___ #1. DAYTIME PHONE# ___ – ___ – ___ #1. STATE OF RESIDENCE

#2. NAME OF JOINT REGISTERED OWNER **(exactly as name appears in the Subscription Agreement/Signature Page)**

#2. INVESTOR'S SSN ___ – ___ – ___ #2. DAYTIME PHONE# ___ – ___ – ___ #2. STATE OF RESIDENCE

TRANSFER ON DEATH DESIGNATION

I (we) authorize Grubb & Ellis Healthcare REIT II, Inc. to register all of my (our) shares of its common stock in beneficiary form, assigning ownership on my (our) death to my (our) beneficiary(ies). I understand that if more than one beneficiary is listed, percentages for each must be designated. If percentages are not designated, the shares will be divided equally. Percentages must equal 100%.

PRIMARY BENEFICIARY
FULL NAME

SSN **(REQUIRED)** ___ – ___ – ___ OR TAX ID# ___ – ___ PERCENTAGE ___ %

SECONDARY BENEFICIARY
FULL NAME

SSN ___ – ___ – ___ OR TAX ID# ___ – ___ PERCENTAGE ___ %

THIRD BENEFICIARY
FULL NAME

SSN ___ – ___ – ___ OR TAX ID# ___ – ___ PERCENTAGE ___ %

SIGNATURE

By signing below, I (we) authorize Grubb & Ellis Healthcare REIT II, Inc. to register all of my (our) shares of its common stock in T.O.D. form. The designation(s) will be effective on the date of receipt. Accordingly, I (we) hereby revoke any beneficiary designation(s) made previously with respect to my (our) Grubb & Ellis Healthcare REIT II, Inc. shares. I (we) have reviewed the information set forth below. I (we) agree on behalf of myself (ourselves) and my (our) heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless Grubb & Ellis Healthcare REIT II, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, managers, officers and employees, from and against any and all claims, liability, damages, actions and expenses arising directly or indirectly out of or resulting from the transfer of my (our) shares in accordance with this T.O.D. designation. I (we) further understand that Grubb & Ellis Healthcare REIT II, Inc. cannot provide any legal advice and I (we) agree to consult with my (our) attorney, if necessary, to make certain that the T.O.D. designation is consistent with my (our) estate and tax planning.

Sign exactly as the name(s) appear(s) in the Subscription Agreement/Signature Page. All registered owners must sign. This authorization form is subject to the acceptance of Grubb & Ellis Healthcare REIT II, Inc.

X ______________________ ________
SIGNATURE OF PRIMARY INVESTOR **(required)** DATE

X ______________________ ________
SIGNATURE OF JOINT INVESTOR **(if applicable)** DATE

PAGE 1 OF 1

Questions regarding your account should be directed to the Investor Services Department at

877.888.7348, option 2

GRUBB & ELLIS. Healthcare REIT II

OPTIONAL ADDITIONAL INVESTMENT SUBSCRIPTION AGREEMENT

Additional Investment Subscription Agreement
This form may be used by any current stockholder in Grubb & Ellis Healthcare REIT II, Inc. (the "Company") who desires to purchase additional shares of the Company's common stock pursuant to the Additional Investment Subscription Agreement and who purchased their shares directly from the Company. Stockholders who acquired shares other than through use of a Subscription Agreement / Signature Page (e.g., through a transfer of ownership or T.O.D.) and who wish to make additional investments must complete the Grubb & Ellis Healthcare REIT II, Inc. Subscription Agreement / Signature Page.

A – INVESTMENT (a completed Additional Investment Subscription Agreement is required for each additional investment)

1. This subscription is in the amount of $ ___ , ___ (Minimum $100) Existing Grubb & Ellis Healthcare REIT II, Inc. Account / Book # ___

2. Payment will be made with ☐ Enclosed check ☐ Funds Wired ☐ Funds to Follow
☐ REGISTERED REPRESENTATIVE (Reduced Commission Purchase)

B – INVESTOR INFORMATION (or Trustees if applicable)
CUSTODIAL OWNERSHIP (Send ALL paperwork directly to the custodian)
NON-CUSTODIAL OWNERSHIP (make check payable to: "Grubb & Ellis Healthcare REIT II, Inc."

1. Stockholder Name ☐ Mr. ☐ Mrs. ☐ Ms.

MAILING ADDRESS

City State Zip

Phone – – Business Phone – – Email Address

Social Security or Taxpayer ID# – Date of Birth (MM/DD/YYYY) – –

Street Address (if different from mailing address or mailing address is a PO Box)

City State Zip

C – INVESTOR(S) SIGNATURES: Under penalty of perjury, by signing this Additional Investment Subscription Agreement, I (we) hereby certify (a) I (we) have provided herein my (our) correct Taxpayer Identification Number; (b) I am (we are) not subject to backup withholding as a result of failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am (we are) no longer subject to backup withholding; and (c) I am (we are) a U.S. Citizen unless I (we) have indicated otherwise in Section 4 of a previously executed, and submitted subscription agreement. **Each investor must separately sign and initial each representation made in this Additional Investment Subscription Agreement. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representation on his or her behalf.**

INITIALS INITIALS **(A)** All investors acknowledge receipt, not less than five (5) business days prior to the signing of this Subscription Agreement / Signature Page, of the final Prospectus of the Company relating to the shares, wherein the terms and conditions of the offering of the shares are described.

INITIALS INITIALS **(B)** I (we) represent that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or (ii) a net worth, as described in (i), of at least $70,000 and had during the last tax year or estimate that I (we) will have during the current tax year a minimum of $70,000 annual gross income, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus under "Suitability Standards."

INITIALS INITIALS **(C)** If I am a (we are) resident(s) of Alabama, this investment and investments in other similar programs do not exceed 10.0% of my (our) liquid net worth. If I am a (we are) resident(s) of California, Iowa, Kentucky, Michigan, Pennsylvania or Tennessee, this investment does not exceed 10.0% of my (our) liquid net worth. If I am a (we are) resident(s) of Ohio or Oregon, this investment and investments in affiliated programs do not exceed 10.0% of my (our) liquid net worth. If I am a (we are) resident(s) of Kansas or Massachusetts, I (we) acknowledge the recommendation by the Office of the Kansas Securities Commissioner and the Massachusetts Securities Division that I (we) should limit my (our) aggregate investment in the Company and other similar investments to not more than 10.0% of my (our) liquid net worth. For purposes of this recommendation to investors in Kansas, liquid net worth is defined as that portion of my (our) total net worth which consists of cash, cash equivalents and readily marketable securities.

INITIALS INITIALS **(D)** I (we) acknowledge that the shares are not liquid, there is no current market for the shares and the stockholder(s) may not be able to sell the securities.

INITIALS INITIALS **(E)** I (we) represent that I am (we are) purchasing the shares for my (our) own account; or, if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), then I (we) represent that I (we) have due authority to execute this subscription agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

BY SIGNING THIS AGREEMENT, YOU ARE NOT WAIVING ANY RIGHTS UNDER THE FEDERAL OR STATE SECURITIES LAWS. BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE RECEIPT OF THIS PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

X ___ SIGNATURE OF INVESTOR

___ DATE **(REQUIRED)**

X ___ SIGNATURE OF JOINT INVESTOR **(if applicable)**

X ___ AUTHORIZED SIGNATURE **(Custodian or Trustee)**

(PLEASE COMPLETE PAGE TWO)

MUST BE SIGNED AND SIGNATURE GUARANTEED BY CUSTODIAN(S) IF IRA, KEOGH, QUALIFIED PLAN OR NON-QUALIFIED CUSTODIAL ACCOUNTS
(GRUBB & ELLIS HEALTHCARE REIT II, INC. AND ITS AFFILIATES DO NOT ACT AS IRA, KEOGH, QUALIFIED OR NON-QUALIFIED PLAN CUSTODIANS)

PAGE 1 OF 2